                                                                EXHIBIT NO. 10.2

--------------------------------------------------------------------------------
          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.
--------------------------------------------------------------------------------

                                LICENSE AGREEMENT



                                     BETWEEN



                            ATRIX LABORATORIES, INC.


                                       AND


                        COLLAGENEX PHARMACEUTICALS, INC.






                                 AUGUST 24, 2001

                                TABLE OF CONTENTS

                                                                            PAGE


Article I DEFINITIONS..........................................................1

Article II LICENSE AND PURCHASE................................................9

   Section 2.01.   License Grant...............................................9
   Section 2.02.   Trademarks..................................................9
   Section 2.03.   Occurrence of First Commercial Sale by CollaGenex..........10

Article III PAYMENTS AND ROYALTIES............................................10

   Section 3.01.   License Fee................................................10
   Section 3.02.   Royalty Payments...........................................10
   Section 3.03.   Reports, Exchange Rates....................................10
   Section 3.04.   Records and Audits.........................................10
   Section 3.05.   Taxes......................................................11

Article IV PAYMENTS...........................................................11

   Section 4.01.   Payment Terms..............................................11
   Section 4.02.   Payment Method.............................................11
   Section 4.03.   Late Payments..............................................11
   Section 4.04.   CollaGenex's Contribution Margin...........................12

Article V ATRIX CO-MARKETING RIGHTS...........................................12

   Section 5.01.   Co-Marketing Rights........................................12

Article VI TERM AND TERMINATION...............................................13

   Section 6.01.   Term.......................................................13
   Section 6.02.   Termination By CollaGenex..................................13
   Section 6.03.   Termination By Atrix.......................................13
   Section 6.04.   Termination Upon Certain Events............................14
   Section 6.05.   Remedies...................................................15
   Section 6.06.   Effect of Termination......................................15
   Section 6.07.   License Following Expiration...............................17

Article VII COMMERCIALIZATION OF THE PRODUCT..................................17

   Section 7.01.   CollaGenex's Obligations...................................17
   Section 7.02.   Marketing Advisory Board...................................18
   Section 7.03.   Co-Promotional Activities of Atrix.........................20

Article VIII MANUFACTURE AND SUPPLY...........................................20

   Section 8.01.   Agreement to Supply Products...............................20
   Section 8.02.   Quality Assurance..........................................20
   Section 8.03.   Atrix's Duties.............................................20
   Section 8.04.   Failure to Supply..........................................21
   Section 8.05.   Allocation.................................................22

                                TABLE OF CONTENTS

                                                                            PAGE
Article IX PURCHASE AND SALE..................................................23

   Section 9.01.   Purchase Price and Payment.................................23
   Section 9.02.   Purchase Price Adjustment..................................23
   Section 9.03.   Labeling and Artwork.......................................24
   Section 9.04.   Purchase Forms.............................................25
   Section 9.05.   Confirmation...............................................25
   Section 9.06.   Delivery...................................................25
   Section 9.07.   Forecasts and Orders.......................................25
   Section 9.08.   Professional Samples.......................................26

Article X WARRANTY, REJECTION AND INSPECTIONS.................................26

   Section 10.01.   Atrix Warranty............................................26
   Section 10.02.   Rejection of Product or Professional Samples for
      Failure to Conform to Specifications....................................26
   Section 10.03.   CollaGenex Inspections....................................27

Article XI REGULATORY COMPLIANCE..............................................27

   Section 11.01.   Maintenance of Marketing Authorizations...................27
   Section 11.02.   Adverse Drug Event Reporting and Phase IV
      Surveillance............................................................27
   Section 11.03.   Phase IV Studies..........................................29
   Section 11.04.   Assistance................................................29
   Section 11.05.   Compliance................................................29

Article XII PATENTS AND TRADEMARKS............................................30

   Section 12.01.   Maintenance of Patents or Marks...........................30
   Section 12.02.   Cooperation...............................................30
   Section 12.03.   Atrix to Prosecute Infringement...........................30
   Section 12.04.   Infringement Claimed by Third Parties.....................30

Article XIII REPRESENTATIONS, WARRANTIES and COVENANTS........................31

   Section 13.01.   Corporate Power...........................................31
   Section 13.02.   Due Authorization.........................................31
   Section 13.03.   Binding Obligation........................................31
   Section 13.04.   Ownership of Atrix Patent Rights..........................31
   Section 13.05.   Patent Proceedings........................................31
   Section 13.06.   Adverse Properties........................................32
   Section 13.07.   Preservation of Name and Reputation.......................32
   Section 13.08.   Debarment.................................................32
   Section 13.09.   Limitation on Warranties..................................32
   Section 13.10.   Limitation of Liability...................................32

Article XIV COVENANTS OF COLLAGENEX AND ATRIX.................................32

   Section 14.01.   Covenant Not to Launch Competitive Product................32
   Section 14.02.   Limitation to the Territory...............................33
   Section 14.03.   Marketing and Instructional Materials.....................33
   Section 14.04.   A&S Spending Levels.......................................33
   Section 14.05.   Variances.................................................34

                                TABLE OF CONTENTS


                                                                            PAGE
   Section 14.06.   Cash Alternatives.........................................34
   Section 14.07.   Minimum Size of Detail Force..............................34
   Section 14.08.   Detail Calls..............................................34
   Section 14.09.   Access to Books and Records...............................34
   Section 14.10.   Marketing Expenses........................................34
   Section 14.11.   Protection of the Marks...................................35
   Section 14.12.   Distribution System.......................................35
   Section 14.13.   Further Actions...........................................35
   Section 14.14.   Equitable Relief..........................................35

Article XV PRODUCT RECALL.....................................................36

   Section 15.01.   Product Recalls or Withdrawal.............................36
   Section 15.02.   Recall Costs..............................................36
   Section 15.03.   Notification of Complaints................................37
   Section 15.04.   Notification of Threatened Action.........................37

Article XVI INDEMNIFICATION AND INSURANCE.....................................37

   Section 16.01.   CollaGenex Indemnified by Atrix...........................37
   Section 16.02.   Atrix Indemnified by CollaGenex...........................37
   Section 16.03.   Prompt Notice Required....................................38
   Section 16.04.   Indemnitor May Settle.....................................38
   Section 16.05.   Insurance.................................................38

Article XVII DISPUTE RESOLUTION...............................................39

   Section 17.01.   Disputes..................................................39
   Section 17.02.   Mediation.................................................39
   Section 17.03.   Trial Without Jury........................................39
   Section 17.04.   Performance to Continue...................................39
   Section 17.05.   Provisional Remedies......................................40
   Section 17.06.   Determination of Patents and Other Intellectual
      Property................................................................40

Article XVIII CONFIDENTIALITY.................................................40

   Section 18.01.   Confidentiality...........................................40
   Section 18.02.   Publicity Review..........................................40

Article XIX MISCELLANEOUS.....................................................41

   Section 19.01.   No-Solicitation...........................................41
   Section 19.02.   Commercially Reasonable Efforts...........................41
   Section 19.03.   No Right to Use Names.....................................41
   Section 19.04.   Notices...................................................42
   Section 19.05.   Severability..............................................42
   Section 19.06.   Entire Agreement/Merger...................................43
   Section 19.07.   Amendment.................................................43
   Section 19.08.   Counterparts..............................................43
   Section 19.09.   No Waiver of Rights.......................................43
   Section 19.10.   Force Majeure.............................................43
   Section 19.11.   Further Assurances........................................43

                                TABLE OF CONTENTS

                                                                            PAGE
   Section 19.12.   Assignment and Sub-License................................43
   Section 19.13.   Expenses..................................................44
   Section 19.14.   Binding Effect............................................44
   Section 19.15.   Governing Law.............................................44
   Section 19.16.   Survival of Representations and Warranties................44
   Section 19.17.   No Strict Construction....................................44
   Section 19.18.   Independent Contractors...................................44

Exhibit A   ---   Atrix Patent Rights........................................A-1
Exhibit B   ---   Form of Certificate of Compliance..........................B-1
Exhibit C   ---   Specifications.............................................C-1
Exhibit D   ---   Form of Stock Purchase.....................................D-1
Exhibit E   ---   Atrix Marks................................................E-1
Exhibit F   ---   CollaGenex's Standard Operating Procedures.................F-1
Exhibit G   ---   Product Fixed Price Schedule...............................G-1

                                LICENSE AGREEMENT


      This License Agreement is made as of August 24, 2001 (the "Effective Date"), by and between Atrix Laboratories, Inc., a Delaware corporation ("Atrix"), with its principal place of business located at 2579 Midpoint Drive, Fort Collins, Colorado 80525-4417 and CollaGenex Pharmaceuticals, Inc., a Delaware corporation ("CollaGenex"), with its principal place of business located at 41 University Drive, Newtown, Pennsylvania 18940. Atrix and CollaGenex are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

      WHEREAS, Atrix owns certain proprietary information, intellectual property, Patents and Know-How, and possesses manufacturing capabilities for ATRIDOX(R), ATRISORB(R) Free Flow and ATRISORB(R) Free Flow with Doxycycline, and subject to the terms of this Agreement, Atrix desires to grant to CollaGenex an exclusive license to market and sell ATRIDOX(R), ATRISORB(R) Free Flow and ATRISORB(R) Free Flow with Doxycycline and any and all Improvements thereon for use in the field of dentistry including all its specialties in the Territory; and

      WHEREAS, CollaGenex desires to obtain from Atrix an exclusive license to advertise, promote, market, distribute, detail and sell the Licensed Products (defined below); and

      WHEREAS, Atrix is willing to grant such rights and licenses to CollaGenex under the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties mutually agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            (a) The following terms as used in the Agreement shall, unless the context clearly indicates to the contrary, have the meaning set forth below:

      "Act" means the United States Food, Drug and Cosmetic Act, as amended, and all regulations thereunder.

      "Affiliate" means any entity which directly or indirectly controls, is controlled by or is under common control with either CollaGenex or Atrix. The term "control" means the power to direct or control the affairs of such entity by reason of ownership of at least 50% of such entity by voting stock, equity interest, contract or otherwise.

      "Agreement" means this License Agreement and any written amendments, addendums or modifications hereto.

      "Applicable Laws" means all applicable laws, rules, regulations and guidelines within or without the Territory that may apply to the marketing or sale of the Products in the Territory or the performance of either Party's obligations under this Agreement including laws, regulations and guidelines governing the marketing, distribution and sale of the Products in the Territory, to the extent applicable and relevant, and including all cGMP or current Good Clinical Practices standards or guidelines promulgated by the FDA or the Governmental Authorities and including trade association guidelines.

      "A&S" means CollaGenex's advertising and selling expenditures incurred in and associated with the promotional support of the Products, including the creation, development and acquisition of advertising and selling materials, including expenditures for samples, detailing materials, journal advertising, in-office waiting room materials, educational programs, convention booths, direct mail, consumer support, Phase IV clinical trials for marketing purposes, market research, market surveys, market analysis and training of the Dental Detail Force and the telesales staff, and any additional staff members specifically recruited in order to directly support the marketing of the Products, all as recorded in CollaGenex's financial statements in accordance with GAAP.

       "ATRIDOX(R)" means the ATRIGEL(R) drug delivery system containing doxycycline for the subgingival therapy of periodontal disease.

      "ATRIGEL(R)" means Atrix's proprietary drug delivery system consisting of flowable compositions (e.g., solutions, gels, pastes and putties) of biodegradable polymers and biocompatible solvents.

      "ATRISORB(R) Free Flow" means the biodegradable guided tissue regeneration ("GTR") barrier for periodontal surgery, based on the ATRIGEL(R) drug delivery system.

      "ATRISORB(R) Free Flow with Doxycycline" means the ATRISORB barrier containing doxycycline, which aids in the regeneration and integration of tissue components in GTR procedures and reduces bacterial colonization of the barrier at the site of GTR surgery.

      "ATRISORB(R) Products" means ATRISORB(R) Free Flow and ATRISORB(R) Free Flow with Doxycycline.

      "Atrix Know-How" means all Know-How, including that related to Atrix's proprietary ATRIGEL(R) technology and which is under the Control of Atrix or is created during the Term, which is not covered by the Atrix Patent Rights, but is necessary or useful to develop, Manufacture and commercialize the Products in the Territory for use in the Field.

      "Atrix Manufacturing Cost" means the actual cost of the Manufacture by Atrix of a Products under a Manufacturing Process, including the related quality assurance and quality control activities as required by Applicable Laws, which actual cost shall be comprised of the cost of goods produced as determined in accordance with GAAP, and shall include direct labor, direct material, including raw materials and packaging materials, and the allocable portion of the manufacturing overhead of Atrix directly attributable to the Manufacture of such Product. The allocable portion of the manufacturing overhead shall be determined by taking the total facility cost for the period, less an adjustment for idle capacity, and allocating the remaining facility cost by labor usage to each of the products produced in the facility during the period. For example: if the facility cost for the period was $1,000,000 and it was operating at 80% capacity, the allocable facility cost would be $800,000. If a Product represented 30% of labor usage during the period, the allocable portion of the manufacturing overhead directly attributable to the Manufacture of such Product would be $240,000. Atrix Manufacturing Cost shall exclude selling, general and administrative, research and development, and interest expenses and any and all debt service payments of Atrix.

      "Atrix Marks" means "ATRISORB(R)," "ATRIGEL(R)" or "ATRIDOX(R)" or any additional trademarks selected by Atrix to describe its proprietary drug delivery technology and the Products, alone or accompanied by any logo or design and any foreign language equivalents in sound or meaning, whether registered or not.

      "Atrix Patent Rights" means all Patent Rights including those that claim Atrix's proprietary ATRIGEL(R) technology as of the Effective Date and at any time during the Term, which are necessary or appropriate to advertise, sell, market, promote and distribute the Products in the Territory for use in the Field which are under the Control of Atrix as of the Effective Date, and Improvements thereto developed during the Term. The Atrix Patent Rights as of the Effective Date are set forth on Exhibit A.

      "Atrix Technology" means the Atrix Patent Rights and the Atrix Know-How.

      "Certificate of Compliance" means the certificate of compliance in the form attached hereto as Exhibit B.

      "cGMP" means current good manufacturing practices as defined in 21 CFR
Section 110 et. seq.

      "Competitive Products" means:

            (a) any non-surgical, professionally applied subgingival treatment of the periodontal pocket for which the primary mechanism of action is the reduction of bacterial load in the periodontal pocket.

            (b) any product that would constitute barriers for GTR or barriers for guided bone regeneration ("GBR"), whether or not such GTR and GBR barriers contain antibiotics, which is used as an adjunct to surgical treatment for periodontal disease.

      "Confidential Information" means any confidential information (including information related to the Atrix Technology) of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

            (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

            (b) is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

            (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

            (d) is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

            (e) is the subject of a written permission to disclose provided by the disclosing Party.

      "Continental United States" means the 50 states and the District of Columbia.

      "Contribution Margin" means that percentage of Net Sales for all Products sold by CollaGenex, its Affiliates or agents, which percentage represents the dollar amount of Net Sales retained by CollaGenex as a result of such Product sales, determined by a fraction, (i) the numerator of which is equal to (A) the aggregate Net Sales for all Products sold by CollaGenex, its Affiliates or agents during a given period of time, minus (B) the aggregate amount of Purchase Price payments, royalty payments and Customer Service Costs attributable to all such Products sold by CollaGenex, its Affiliates or agents during that period of time, and (ii) the denominator of which is equal to the aggregate Net Sales for all Products sold by CollaGenex, its Affiliates or agents during that period of time.

      "Control" means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

      "Customer Service Costs" means those direct customer service costs incurred by CollaGenex in connection with (i) warehousing the Products, (ii) distributing the Products to its customer accounts (including shipping and handling charges), (iii) order processing, billing and collection activities for such customer account, and (iv) bad debt expense incurred in connection thereto. "Customer Service Costs" shall not include A&S or similar costs.

      "Dental Detail Force" means CollaGenex's field force of dental consultants, divisional and regional managers who make sales and product recommendation calls on Dental Professionals (each a "Dental Consultant").

      "Dental Professionals" means Dentists, dental practitioners, dental school staffs and dental hygienists.

      "Dentist" means any professional having a D.D.S. or D.M.D. degree, including general practitioners, dental specialists, endodontists, oral surgeons and periodontists.

      "Detail Call" means a sales and product recommendation call by the Dental Detail Force on Dental Professionals.

      "Eighth Amendment" means the Eighth Amendment to Agreement between Atrix and Block Drug Corporation, a New Jersey corporation ("Block").

      "Evaluation Period" means the [**] periods preceding the month end of that month that is approximately 45 days prior to an Adjustment Date (e.g., [**] with respect to the Initial

Adjustment Period), and shall refer to both the [**] period and the [**] period, unless otherwise set forth in this Agreement.

      "FDA" means the United States Food and Drug Administration.

      "Field" means the field of dentistry, including all of its specialties.

      "First Commercial Sale" means the first sale for use, consumption or resale of a Product by CollaGenex or its Affiliates in the Territory (excluding any sales for clinical trials or the distribution of Professional Samples). A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.

      "Fixed Price Schedule" means the Fixed Price Schedule as set forth in Exhibit G, as amended in accordance with the terms of this Agreement.

      "GAAP" means generally accepted accounting principles, consistently applied in accordance with past practice.

      "Good Clinical Practices" means good clinical practices as defined in 21 CFR Section 50 et. seq. and Section 312 et. seq.

      "Governmental Approval" means all permits, licenses and authorizations, including Marketing Authorizations, required by the FDA or any other Governmental Authority as a prerequisite to the Manufacturing, packaging, marketing and selling of the Products or the Units.

      "Governmental Authority" means any federal, state, local or other government, administrative or regulatory agency, authority, body, commission, court, tribunal or similar entity.

      "Improvements" means any and all developments, inventions or discoveries in the Field relating to the Atrix Technology developed, or acquired by Atrix at any time during the Term and shall include developments intended to enhance the safety and/or efficacy of a Product.

      "Know-How" means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format.

      "Manufacture" or "Manufacturing Process" means the production, processing and packaging of a Product or a Professional Sample, in accordance with this Agreement and Applicable Laws.

      "Marketing Authorization" means all necessary and appropriate regulatory approvals, including Pricing and Reimbursement Approvals, where applicable, to put a Product on the market in the Territory.

      "NDA" means a New Drug Application, and all amendments and supplements thereto, filed or to be filed, with the FDA seeking authorization and approval to manufacture, package, ship and sell a product as more fully defined in 21 CFR
Section 314.5 et seq.

      "Net Sales" means the invoice amounts [**] for sales of each Product by CollaGenex or its Affiliates to Dental Professionals in a bona fide arm's length transaction, less the following items, provided that they are bona fide transactions designed to optimize the sales of Products (a) cash discounts and trade allowances actually granted, (b) rebates and chargebacks required by Applicable Laws or made pursuant to agreements with customers, (c) credits or allowances actually granted upon claims, damaged goods, outdated goods, rejections or returns of such Product, including recalls, (d) taxes, tariffs and similar obligations, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of such Product in the Territory and shown separately on the invoice, (e) shipping charges and (f) insurance costs related to shipping.

       Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP.

      In the event CollaGenex transfers a Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm's length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by CollaGenex in an arms length transaction with similar customers. In the event that CollaGenex includes one or more Products as part of a bundle of products, CollaGenex agrees not to offer or sell any such Product as a loss leader (i.e. sold at less than the invoice price at which any such Product is sold when not part of a bundle of products) in determining the price of the bundled products.

      "Net Selling Price" means with respect to a given time period on a Product-by-Product basis, Net Sales of a Product divided by the number of Units sold for such Product during the applicable time period.

      "Packaging Specifications" means the packaging and labeling specifications for the Unit, as mutually determined by Atrix and CollaGenex from time to time, and in compliance with Applicable Laws.

      "Patent Rights" means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing and all improvements, supplements, modifications or additions.

      "Phase IV" means, as applicable, a study or program designed to obtain additional safety or efficacy data, detect new uses for or abuses of a drug, or to determine effectiveness for labeled indications under conditions of widespread usage, which is commenced after regulatory approval of a Product.

      "Pricing and Reimbursement Approvals" means any pricing and reimbursement approvals which must be obtained before placing a Product on the market in the Territory in which such approval is required.

      "Prime Rate of Interest" means the prime rate of interest published from time to time in The Wall Street Journal as the prime rate; provided, however that if The Wall Street Journal does not publish the prime rate of interest, then the term "Prime Rate of Interest" shall mean the rate of interest publicly announced by Bank of America, N.A., as its prime rate, base rate, reference rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

      "Product" or "Products" means ATRIDOX(R), ATRISORB(R) Free Flow with Doxycycline and ATRISORB(R) Free Flow, respectively, for use in the Field.

      "Product Due Date" means the first day that CollaGenex is unable to supply a Product to a customer account as a direct result of Atrix's failure to supply the Product to CollaGenex in accordance with the terms of this Agreement.

      "Professional Samples" means a carton containing one complete treatment kit of ATRIDOX(R), consisting of a syringe of ATRIGEL(R) delivery system, a syringe of doxycycline hyclate, a clear capillary tip and a cannula in a moisture proof pouch and instructions for use (as such kit may be changed or reformulated by Atrix from time to time), which may be used to demonstrate the manner in which ATRIDOX(R) is prepared and used, and which shall be labeled "professional sample for trial purposes only, not for resale."

      "Shipment" or "Shipped" means each individual group of Product received by CollaGenex from Atrix.

      "Specifications" means the specifications for each Product attached hereto as Exhibit C.

      "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of the same date as this Agreement between Atrix and CollaGenex attached hereto as Exhibit D.

      "Territory" means the United States.

      "Third Party" means any entity other than Atrix or CollaGenex or an Affiliate of Atrix or CollaGenex.

      "Unit" means (i) with respect to ATRIDOX(R), a carton containing six complete treatment kits, each kit consisting of a syringe of ATRIGEL(R) delivery system, a syringe of doxycycline hyclate, a clear capillary tip and a cannula in a moisture proof pouch and instructions for use, as such kit may be changed or reformulated by Atrix from time to time; (ii) with respect to ATRISORB(R) Free Flow, a carton containing three complete treatment kits, each kit consisting of a syringe containing the sterile ATRISORB(R) formulation, a cannula and instructions for use, as such kit may be changed or reformulated by Atrix from time to time; and (iii) with respect to ATRISORB(R) Free Flow with Doxycycline, a carton containing three complete treatment kits, each kit consisting of a syringe containing the sterile ATRISORB(R) formulation, a syringe containing powdered doxycycline hyclate, a cannula and instructions for use, as such kit may be changed or reformulated by Atrix from time to time. The trade or sample package may be changed or reformulated by Atrix and CollaGenex from time to time and the term "Unit" shall refer to the Product in such changed or reformulated package. With respect to Professional Samples, a "Unit" shall mean one Professional Sample.

      "United States" means the Continental United States and all territories, possessions and commonwealths of the United States, Puerto Rico, Guam and the U.S. Virgin Islands.

            (b) Each of the following terms is defined in the Section or under the defined term set forth opposite such term below:

      ADE.......................................................Section 11.02(a)
      Adjusted Product Repurchase Cost.......................Section 6.06(d)(ii)
      Adjustment Date............................................Section 9.02(a)
      Atrix Sales Force.............................................Section 7.03
      Block..................................................."Eighth Amendment"
      Dental Consultant...................................."Dental Detail Force"
      Disputed Amount............................................Section 6.03(a)
      Effective Date....................................................Preamble
      Force Majeure................................................Section 19.10
      Indemnitee...................................................Section 16.03
      Indemnitor...................................................Section 16.03
      Initial Adjustment Date....................................Section 9.02(a)
      Initiating Group.............................................Section 19.01
      Loss.........................................................Section 16.01
      Marketing Advisory Board...................................Section 7.02(a)
      Marketing Materials..........................................Section 14.03
      Other Group..................................................Section 19.01
      Product Repurchase Cost................................Section 6.06(d)(ii)
      Purchase Price................................................Section 9.01
      Recall.......................................................Section 15.01
      Representatives..............................................Section 18.01
      Royalty Payment Date..........................................Section 4.01
      Royalty Statement.............................................Section 3.03
      SEC..........................................................Section 18.02
      Service Cost Percentage....................................Section 9.02(a)
      SOP.......................................................Section 11.02(c)
      Supplemental Royalty Statement.............................Section 9.02(a)
      Target Contribution Margin....................................Section 4.04
      Term..........................................................Section 6.01
      Variance...................................................Section 9.02(b)

            (c) Interpretation. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated "Section" or "Exhibit" is to the corresponding Section or Exhibit of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g.,

      "his" "her" "its" "person" or "individual") shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word "or" shall not be applied in its exclusive sense; (iv) "including" shall mean "including, without limitation"; (v) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; (vi) references to "$" or "dollars" shall mean the lawful currency of the United States; (vii) references to "Federal" or "federal" shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (viii) the meaning of the terms "domestic" and "foreign" shall be determined by reference to the United States; (ix) references to "days" shall mean calendar days; (x) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (xi) days, business days and times of day shall be determined by reference to local time in Denver, Colorado; (xii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages; and (xiii) the terms "Product" and "Products" shall refer to each individual Product and all Products collectively, unless the context clearly indicates otherwise.

                                   ARTICLE II

                              LICENSE AND PURCHASE

      Section 2.01. LICENSE GRANT. Subject to the terms of this Agreement, Atrix hereby grants to CollaGenex an exclusive sublicense under the Atrix Technology to use, market, advertise, promote, distribute, offer for sale and sell, but not Manufacture, the Products in the Territory for use in the Field, without the right to sublicense. This exclusive sublicense can only be transferred by CollaGenex on the basis set forth in Section 19.13.

      Section 2.02. TRADEMARKS.

            (a) Subject to the terms and conditions of this Agreement, Atrix hereby grants to CollaGenex an exclusive, royalty-free license in the Territory and in the Field to use the Atrix Marks solely in connection with the marketing, advertising, promotion, distribution, offering for sale and sale, but not Manufacture, of the Products during the Term.

            (b) CollaGenex acknowledges that the Atrix Marks being licensed to CollaGenex under Section 2.02(a) belongs to Atrix and that CollaGenex shall have no rights in such Atrix Marks except pursuant to such license. CollaGenex shall use the Atrix Marks as depicted on Exhibit E or otherwise in the exact form used by Atrix, including without limitation, the "(R)" symbol or "(TM)" symbol, as applicable. Any other use of the Atrix Marks shall be subject to the prior written approval of Atrix. All content or other specific graphic elements provided by Atrix shall remain the property of Atrix and shall be used only in the manner set forth in this Agreement except as otherwise previously approved in writing by Atrix.

      Section 2.03. OCCURRENCE OF FIRST COMMERCIAL SALE BY COLLAGENEX. The First Commercial Sale of each Product, including ATRISORB(R) Free Flow with Doxycycline, shall occur on or prior to November 1, 2001; provided Atrix has Units available in commercial quantities ready for shipment to CollaGenex in accordance with CollaGenex's forecasts as provided in Section 9.07.

                                   ARTICLE III

                             PAYMENTS AND ROYALTIES

      Section 3.01. LICENSE FEE. In partial consideration for the licenses granted under Sections 2.01 and 2.02, CollaGenex shall pay to Atrix an initial one-time non-refundable license fee equal to One Million Dollars ($1,000,000) on the Effective Date by wire transfer of immediately available funds to an account designated by Atrix to CollaGenex prior to the Effective Date. On the Effective Date, Atrix shall purchase from CollaGenex Three Million Dollars ($3,000,000) of CollaGenex's common stock, as provided in the Stock Purchase Agreement.

      Section 3.02. ROYALTY PAYMENTS. CollaGenex will pay Atrix the following royalties based on the aggregate Net Sales of the Products in each calendar year:

            (a) [**] on the first [**] of CollaGenex's combined Net Sales of the Products during that calendar year; then

            (b) [**] of that portion of CollaGenex's combined Net Sales of the Products that are in excess of [**] but not more than [**] during that calendar year; then

            (c) [**] of that portion of CollaGenex's combined Net Sales of the Products that are in excess of [**] during that calendar year.

      Section 3.03. REPORTS, EXCHANGE RATES. CollaGenex shall furnish to Atrix a quarterly written report (in sufficient detail to determine the relevant amounts and dates specified in this Section 3.03) on a Product-by-Product basis, (a) the calculation of Net Sales; (b) royalties payable in U.S. dollars, if any, which shall have accrued hereunder based upon Net Sales; (c) withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the dates of the First Commercial Sale of any Product (the "Royalty Statement"). Reports shall be due on the 45th day following the close of each quarter.

      Section 3.04. RECORDS AND AUDITS. During the Term and for a period of two years thereafter or as otherwise required in order for Atrix to comply with Applicable Law, CollaGenex shall keep complete and accurate records in sufficient detail to permit Atrix to confirm the completeness and accuracy of:
(a) the information presented in each Royalty Statement and all payments due hereunder; and (b) the calculation of A&S expenditures. CollaGenex shall permit an independent, certified public accountant reasonably acceptable to CollaGenex to audit and/or inspect those records of CollaGenex (including financial records) that relate to Net Sales, Royalty Statements, A&S expenditures and compliance with Sections 14.07 and 14.08 for the sole purpose of: (i) verifying the completeness and accuracy of the Royalty Statements; (ii) verifying the calculation of the Net Selling Price, the calculation of Net Sales and the calculation of A&S expenditures; (iii) verifying CollaGenex's compliance with Sections 14.07 and 14.08; and (iv) to confirm royalty payments and A&S expenditures for the Products in each case, during the two preceding calendar years. Such inspection shall be conducted during CollaGenex's normal business hours, no more than once in any 12 month period and upon at least ten days prior written notice by Atrix to CollaGenex. If such accounting firm concludes that such payments were underpaid during the periods reviewed by such accountants, CollaGenex shall pay Atrix the amount of any such underpayments, plus interest at a rate equal to the Prime Rate of Interest, within 30 days of the date Atrix delivers to CollaGenex such accounting firm's report so concluding that such payments were underpaid. If such accounting firm concludes that such payments were overpaid during such period, Atrix shall pay to CollaGenex the amount of any such overpayments, without interest, within 30 days of the date Atrix delivers to CollaGenex such accounting firm's report so concluding that such payments were overpaid. Atrix shall bear the full cost of such audit unless such audit discloses an underpayment by more than [**] of the amount due during such period. In such case, CollaGenex shall bear the full cost of such audit.

      Section 3.05. TAXES. All taxes levied on account of the payments accruing to Atrix under this Agreement shall be paid by Atrix for its own account, including taxes levied thereon as income to Atrix. If provision is made in law or regulation for withholding, such tax shall be deducted from the payment made by CollaGenex, paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to Atrix.

                                   ARTICLE IV

                                    PAYMENTS

      Section 4.01. PAYMENT TERMS. Royalties shall be due and payable [**], 45 days after [**] (each a "Royalty Payment Date"). CollaGenex may prepay, in whole or in part, any royalties prior to the applicable Royalty Payment Date.

      Section 4.02. PAYMENT METHOD. Except as otherwise agreed between the Parties, all royalties and other payments due hereunder shall be paid in U.S. dollars and shall be originated from an United States bank located in the United States and shall be made by bank wire transfer in immediately available funds to such account as Atrix shall designate before such payment is due.

      Section 4.03. LATE PAYMENTS. Unless otherwise provided in this Agreement, upon the failure of CollaGenex to pay any amount due under this Agreement within five days after receipt of notice by CollaGenex that such amount has become due and payable and has not been paid, CollaGenex shall pay interest to Atrix on such amount from the date such amount is due under this Agreement at the Prime Rate of Interest, plus 2%, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent, unless such payment is being disputed by CollaGenex in good faith pursuant to Section 6.03.

      Section 4.04. COLLAGENEX'S CONTRIBUTION MARGIN. The intent of the Parties is that CollaGenex shall receive a Contribution Margin of [**] (the "Target Contribution Margin") for the [**] period commencing [**] and [**] and for each [**] period thereafter. The Parties acknowledge and agree that the Target Contribution Margin is not an entitlement of CollaGenex. Further, if the Target Contribution Margin is not obtained for any twelve month period or at all, CollaGenex shall not be entitled to receive the dollar amount represented by the difference between the actual Contribution Margin minus the Target Contribution Margin, if negative, and Atrix shall not be entitled to receive the dollar amount of such difference if positive; rather each Party's sole remedy for such differences shall be through the adjustment mechanism set forth in Section 9.02.

                                    ARTICLE V

                            ATRIX CO-MARKETING RIGHTS

      Section 5.01. CO-MARKETING RIGHTS. Except as set forth in this Section 5.01, Atrix shall have no right to co-market the Products in the Territory during the Term. Atrix may either directly or through a Third Party:

            (a) Co-market ATRIDOX(R) in the United States in the event CollaGenex's aggregate Unit sales of ATRIDOX(R) in the United States do not equal or exceed [**] during months [**] following the Effective Date.

            (b) Co-market the ATRISORB(R) Products in the United States in the event CollaGenex's combined aggregate Unit sales of the ATRISORB(R) Products do not equal or exceed [**] during months [**] following the Effective Date.

            (c) If Atrix exercises its right to co-market a Product in the Territory the following shall occur, to the extent allowed by Applicable
      Laws: (i) CollaGenex shall grant Atrix an irrevocable, exclusive, royalty free license, except as against CollaGenex, with the right to sublicense, under the license granted to CollaGenex under Section 2.01 (and no other CollaGenex proprietary or intellectual property rights) to market, advertise, promote, distribute, offer for sale and sell such Product in the Territory; (ii) Atrix will be solely responsible for its expenses related to marketing such Product in the Territory and Atrix will retain all revenues from such Product that it or its sublicensees sell in the Territory; (iii) Atrix or its sublicensee shall market such Product under a trademark and a trade dress that are not confusingly similar to the trademark and trade dress being used by CollaGenex in the Territory; and
      (iv) the Marketing Advisory Board shall automatically dissolve as of the date Atrix exercises its right to co-market such Product.

            (d)   If Atrix exercises its co-marketing rights under this Section
      5.01 and sublicenses such rights to a Third Party, Atrix agrees to sell the Products to CollaGenex on terms no less favorable to CollaGenex than those provided to such Third Party licensee.

                                   ARTICLE VI

                              TERM AND TERMINATION

      Section 6.01. TERM. This Agreement will take effect on the Effective Date and will expire on a Product-by-Product basis upon the expiration of the last applicable Atrix Patent Right or loss of patent protection for each Product in the Territory (the "Term").

      Section 6.02. TERMINATION BY COLLAGENEX. CollaGenex may terminate the Agreement by notice to Atrix as follows:

            (a) at any time with or without cause upon 12 months prior written notice to Atrix;

            (b) if Atrix shall commit any willful and material breach of the provisions of this Agreement;

            (c) if Atrix shall cease to Manufacture or supply the Products to CollaGenex pursuant to this Agreement, except as otherwise set forth herein;

provided however, that with respect to Sections 6.02(b) and (c) that: (i) CollaGenex has first given Atrix notice specifying the details of the material breach, and (ii) Atrix has not cured such material breach within 30 days of the effective date of notice of the material breach.

      Section 6.03. TERMINATION BY ATRIX. Atrix may terminate this Agreement by notice to CollaGenex, upon any of the following conditions:

            (a) if CollaGenex shall fail to make any payments to Atrix on the date on which such payments are due hereunder and such failure continues for more than ten business days after notice of such failure to pay; provided, however, that this subsection (a) shall not apply to any payment, or portion thereof, under this Agreement, which is the subject of a good faith dispute (a "Disputed Amount") between CollaGenex and Atrix. Further, CollaGenex shall pay interest on any Disputed Amount at a rate equal to the Prime Rate of Interest to begin accruing on a daily basis from the date such payment was due and continuing until such payment is received by Atrix. Any Disputed Amount shall be resolved by the Parties within 30 days from the date CollaGenex notifies Atrix of a good faith dispute; provided, however, if the Disputed Amount cannot be resolved to the mutual satisfaction of the Parties within such 30 day period then either Party may request that the dispute be submitted to the Chief Executive Officers of Atrix and CollaGenex, respectively, or their designees, for joint resolution. If the Disputed Amount is not jointly resolved by the Parties' Chief Executive Officers, or their designees, within ten days after the submission thereto, then Atrix shall be entitled to pursue any and all remedies at law available to it. In no event will the dispute resolution period exceed a maximum of 60 days unless otherwise agreed in writing by the Parties. Further, CollaGenex may in its discretion elect to pay any such Disputed Amount and in the event such amount is finally determined not to have been payable by CollaGenex, Atrix shall reimburse CollaGenex for such amount, without interest;

            (b) if CollaGenex shall fail to deliver to Atrix a Royalty Statement by the Royalty Payment Date and shall fail to cure such default within 15 days after notice from Atrix with respect thereto; provided, however, that Atrix shall be entitled to terminate this Agreement immediately if such Royalty Statement is late on more than two occasions during a calendar year or on more than three occasions during any period consisting of 12 consecutive calendar quarters, without regard to any cure period;

            (c) if CollaGenex shall make any willful and material misrepresentation or false statement in any Royalty Statement;

            (d) if CollaGenex shall commit any willful and material breach of the provisions of this Agreement;

            (e) if CollaGenex shall cease to offer the Product for distribution to its customers, except as may be provided for herein; or

            (f)   if CollaGenex markets, distributes or sells a Competitive
      Product.

provided however, that with respect to Sections 6.03(c) through (f) that: (i) Atrix has first given CollaGenex notice specifying the details of the material breach, and (ii) CollaGenex has not cured such material breach within 30 days of the effective date of such notice.

      Section 6.04. TERMINATION UPON CERTAIN EVENTS. This Agreement may be terminated by the Party specified below forthwith upon prior written notice to the other Party of the occurrence of either of the following events:

            (a) by either Party upon a cessation of operations of the other Party or the institution by or against such Party as debtor of any proceeding (whether voluntary or involuntary) in bankruptcy or for dissolution, liquidation, reorganization, arrangement or the appointment of a receiver, trustee or judicial administrator (or the equivalent thereof in the jurisdiction in question) or any other proceeding under the law for the relief of debtors, if, in the case of an involuntary proceeding, the same shall not have been dismissed or stayed within 45 days after its institution; or

            (b) by either Party if the other Party makes an assignment for the benefit of, or arrangement with, its creditors or becomes unable to pay its debts as they become due.

      A Party's failure to terminate this Agreement for any of the reasons specified in this Section 6.04 shall not in any way be deemed a waiver of such Party's rights in respect thereof or otherwise limit its rights to enforce the obligations hereunder.

      Section 6.05. REMEDIES. All of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party's right to sue for damages for such breach without terminating this Agreement.

      Section 6.06. EFFECT OF TERMINATION. Upon termination of this Agreement by Atrix pursuant to Sections 6.03 or 6.04 or by CollaGenex pursuant to Sections
6.02 or 6.04 the following shall occur:

            (a) CollaGenex shall have no right to practice within the Atrix Patent Rights or use any of the Atrix Technology, all rights, title or interest in, or other incidents of ownership under, the Atrix Technology and the Atrix Marks shall revert to and become the sole property of Atrix, and the licenses granted to CollaGenex under Sections 2.01 and 2.02 shall terminate;

            (b) except with respect to the termination of this Agreement under Sections 6.02(b) or (c), CollaGenex shall reimburse Atrix for those costs and expenses reasonably incurred or committed to by Atrix in anticipation of meeting forecasted amounts for six months from the last firm order which cannot reasonably be canceled, eliminated, re-deployed, or mitigated by using reasonable and diligent efforts (but including any direct costs incurred by Atrix in doing so). CollaGenex shall reimburse Atrix for such costs and expenses within ten days after its receipt of an appropriately detailed invoice setting forth those costs and expenses incurred by Atrix pursuant to the terms of this subsection (b);

            (c) notwithstanding subsection (a) above, CollaGenex may, in its sole discretion, elect to sell off or distribute, as applicable, its existing inventory of the Products and Professional Samples in accordance with the terms set forth in subsection (d) below by notifying Atrix of its decision within 30 days after the date it receives a notice of termination by Atrix or the date it provides a notice of termination to Atrix;

            (d) if CollaGenex elects to sell off or distribute, as applicable, its existing inventory of the Products and Professional Samples, it shall not, either directly or indirectly, use or permit the use of the Products or Professional Samples except as set forth under this subsection (d) and shall proceed as follows:

            (i) continue to comply with its payment obligations to Atrix under Articles III and IV;

            (ii) continue to sell off or distribute, as applicable, existing inventory of the Products and Professional Samples for six months after the notice of termination. At the expiration of such six month period CollaGenex shall, at Atrix's election, either (A) sell all existing inventory of the Products and Professional Samples to Atrix or (B) destroy all remaining inventory of the Products and Professional Samples in accordance with Applicable Law and provide Atrix with written proof of destruction sufficient to comply with Applicable Laws. In either case, Atrix shall pay to CollaGenex the full amount of the actual cost paid by CollaGenex to Atrix for such remaining inventory of the Products and Professional Samples (the

            "Product Repurchase Cost"); provided, however, that if Atrix terminates this Agreement, Atrix shall be entitled to deduct from the Product Repurchase Cost the costs incurred by Atrix to repackage such Products or Professional Samples for sale or distribution, respectively, by Atrix or a Third Party (the "Adjusted Product Repurchase Cost");

            (iii) if CollaGenex notifies Atrix that CollaGenex does not intend to sell off or distribute, as applicable, any existing inventory of the Products and Professional Samples, CollaGenex shall, at Atrix's election, either:

                        (A) sell all existing inventory of the Products and Professional Samples to Atrix; or

                        (B) destroy all remaining inventory of the Products and Professional Samples in accordance with Applicable Law and provide Atrix with written proof of destruction sufficient to comply with Applicable Laws. In either case, Atrix shall pay to CollaGenex the Product Repurchase Cost or the Adjusted Product Repurchase Cost, as applicable;

            (iv) if CollaGenex sells any inventory of the Products or Professional Samples to Atrix pursuant to this subsection (d), it shall warrant that such inventory of the Products and Professional Samples has been stored in compliance with all Applicable Laws, has not been adulterated and has otherwise been maintained according to the requirements of Applicable Laws and Governmental Authorities; and

            (v) any sales of the Products or Professional Samples made by CollaGenex to Atrix pursuant to this subsection (d) shall be made by CollaGenex within 30 days after the date it becomes obligated to do so and shall be shipped to Atrix appropriately packaged and stored. All transportation costs in connection with such sale, including without limitation, insurance, freight and duties, shall be [**]. Amounts owed by Atrix to CollaGenex pursuant to this subsection (d) for the Products or Professional Samples shall be paid by Atrix within ten days after receipt by Atrix of an appropriately detailed invoice from CollaGenex for the amount so owing to it by Atrix under this subsection.

            (e) except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 13.07 and 13.08 and Articles XV, XVI, XVII, XVIII and XIX and this Article VI shall survive expiration or termination of this Agreement.

            (f) subject to the provision of Section 6.07, within 30 days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

      Section 6.07. LICENSE FOLLOWING EXPIRATION. Upon expiration of the Term, CollaGenex shall have (a) an irrevocable, non-exclusive, royalty-free license, with the right to sublicense, to market, advertise, promote, distribute, offer for sale and sell, but not Manufacture, the Products in the Territory, and (b) a non-exclusive, royalty-free license to use the Atrix Marks to market, advertise, promote, distribute and sell the Products, subject to the provisions of Sections 2.02(b) and 2.02(c), which Sections shall survive the expiration of this Agreement. Upon request by CollaGenex, Atrix shall continue to sell the Products to CollaGenex upon terms mutually agreeable to the Parties pursuant to a separate supply agreement to be negotiated in good faith between the Parties.

                                   ARTICLE VII

                        COMMERCIALIZATION OF THE PRODUCT

      Section 7.01. COLLAGENEX'S OBLIGATIONS.

            (a) Marketing Efforts. CollaGenex agrees to use its commercially reasonable efforts to timely promote the sale, marketing and distribution of the Products in the Territory, consistent with accepted business practices devoting the same level of efforts as it devotes to its own products of comparable market potential. "Comparable market potential" shall be fairly determined by CollaGenex in good faith and without limitation may be based upon market size, price, competition, patent rights, product liability issues and general marketing parameters. Notwithstanding anything herein to the contrary, for the first 24 months following the Effective Date, [**] of this subsection 7.01(a) [**] with the [**] CollaGenex shall promptly advise Atrix of any issues that materially and adversely affect CollaGenex's ability to market the Products in the Territory. In such event, senior executives of CollaGenex and Atrix shall meet and in good faith discuss what actions should be taken in light of such issues. Notwithstanding the foregoing or anything else in this Agreement to the contrary, CollaGenex shall have no responsibility for refunding money for customer returns of Product sold by Block or replacing outdated Products sold by Block with free Product that CollaGenex has purchased from Atrix.

            (b) Trademarks. Subject to the terms of this Agreement, CollaGenex shall be the exclusive licensee of the Atrix Marks in the Territory and shall use the Atrix Marks in connection with the promotion, marketing and sale of the Products. The Atrix Marks shall remain the sole property of Atrix.

            (c) Packaging. Packaging and labeling of the Products, the Units and the Professional Samples shall comply with the Packaging Specifications and Applicable Laws. Atrix, in consultation with CollaGenex, shall be responsible for assuring that such packaging and labeling conform with all Applicable Laws of the FDA for selling the Products and distributing the Professional Samples in the United States, and that the Units comply with the Packaging Specifications and Applicable Laws where such Product is to be distributed for sale. For purposes of clarity, Atrix shall be solely responsible for providing initial packaging that includes CollaGenex's name, trade dress, logos, contact information and other identifying insignia and information as may be agreed between the Parties in the Packing Specifications. All additional incremental costs resulting from changes to the Packaging Specifications, including artwork and labeling (in accordance with Section 9.03), made at the request of CollaGenex shall be borne by CollaGenex.

            (d) Marketing Plans And Reports. Prior to January 15th of each calendar year, CollaGenex shall submit to the Marketing Advisory Board in writing the annual marketing, sales and distribution plan for the Territory detailing CollaGenex's and its Affiliates' proposed marketing, sales and distribution strategy and tactics for the sale and distribution of each Product during such calendar year, or portion thereof, including the expected selling price schedules for each Product in the Territory (including any (i) prompt payment or other trade or quantity discounts which CollaGenex expects to offer and (ii) commission rates or rebates which CollaGenex expects to offer to distributors and agents). In addition, upon the request of Atrix, CollaGenex shall provide the Marketing Advisory Board with copies of any plans or market research reports relating to the sale or marketing of the Product and/or Product competition which CollaGenex or its Affiliates commission or otherwise obtain to the extent permissible by the agency preparing the report. To the extent the foregoing information is contained in plans or reports which contain information about other products or markets, CollaGenex may provide the Marketing Advisory Board only those excerpts from such plans or reports which relate to the Products and Product competition.

      Section 7.02. MARKETING ADVISORY BOARD.

            (a) Formation and Function. Promptly after the Effective Date, CollaGenex and Atrix will each appoint two senior representatives to a committee (the "Marketing Advisory Board") that shall have oversight for any activity under this Agreement for the Territory. CollaGenex will select an individual to serve as chairman of the Marketing Advisory Board for the initial 12 months. Thereafter, the chairmanship will rotate between an Atrix member and a CollaGenex member every 12 months. Each of CollaGenex and Atrix shall bear its own travel and lodging expenses incurred in connection with the attendance of its representatives at meetings of the Marketing Advisory Board. Except as set forth in Section 5.01(c), the Marketing Advisory Board will be consulted by both Parties on all major decisions in the marketing of each Product in the Territory, including, without limitation, in the following areas as they relate to each Product:

            (i)   Product positioning in the marketplace;

            (ii) quantity of direct selling efforts, including the number of sales details to be made;

            (iii) extent and degree of non-personal selling and promotional efforts;

            (iv)  quantity and content of workshops and medical symposia;

            (v) design and implementation of a Phase IV study program to support the Product, if any;

            (vi)   design and implementation of a consumer awareness program;

            (vii) selection of dentists for a medical advisory board and speakers bureau;

            (viii) dispute resolution regarding sales, marketing and promotional activities related to the Product;

            (ix)   internet presence; and

            (x) design and performance of other clinical studies in the Territory.

      CollaGenex, alone, will be responsible for making the final decisions on the marketing of each Product regardless of the action or inaction of the Marketing Advisory Board, except with respect to Phase IV studies for which Atrix bears 100% of the cost, which shall be under the sole direction and control of Atrix. CollaGenex agrees that in making such decisions and taking such actions that it will consider the effect of such decisions and actions on the marketing and sale of such Product outside the Territory. Notwithstanding the foregoing, for the avoidance of doubt, Atrix, alone, shall make the final decision on all matters concerning the Manufacture of the Products.

            (b) Meetings. The Marketing Advisory Board will meet every six months and at such other times as a Party may request, alternating between Newtown, Pennsylvania and Fort Collins, Colorado and will otherwise communicate regularly by telephone, facsimile and/or video conference. The chairman of the Marketing Advisory Board shall prepare minutes of all meetings. Each Party recognizes the importance of the Marketing Advisory Board and will use diligent efforts to cause all of its representatives on the Marketing Advisory Board to attend all meetings of the Marketing Advisory Board. A Party may change any of its appointments to the Marketing Advisory Board at any time upon giving written notice to the other Party.

      Section 7.03. CO-PROMOTIONAL ACTIVITIES OF ATRIX. Beginning on January 1, 2003, Atrix shall have the right, but not the obligation, subject to CollaGenex's supervision of Atrix's sales, marketing and promotional activities, to participate in the sales, marketing and promotion of the Products or Product. If Atrix so elects, Atrix will provide additional field sales representatives (the "Atrix Sales Force") and/or funding to augment the sales, marketing and promotional activities of the Products by CollaGenex as the Parties may agree. All costs associated with the Atrix Sales Force shall be borne solely by Atrix. The Atrix Sales Force will report and be subject to the supervision of the current CollaGenex field sales management system, and will carry out those co-promotional tasks as directed by the Marketing Advisory Board. All revenues from the sale of Products realized by the efforts of the Atrix Sales Force will be payable to CollaGenex and handled in the same manner and pursuant to the same terms and conditions as all other revenues from the sale of Products are handled by CollaGenex pursuant to this Agreement.

                                  ARTICLE VIII

                             MANUFACTURE AND SUPPLY

      Section 8.01. AGREEMENT TO SUPPLY PRODUCTS. Subject to the terms of this Agreement, CollaGenex agrees to purchase exclusively from Atrix, and Atrix agrees to Manufacture for, and sell exclusively to CollaGenex during the Term, CollaGenex's total requirements for the Products and the Professional Samples in the Territory on the terms and conditions set forth herein. Atrix may subcontract any part of the Manufacturing Process for the Products and the Professional Samples to Third Parties provided the Products, the Professional Samples and the facilities continue to meet the requirements as defined in this Agreement. If subcontracting is initiated by Atrix, Atrix will bear the cost of validation and necessary stability work. To ensure an adequate supply of Product, at all times during the Term Atrix shall maintain inventory for each Product [**]

      Section 8.02. QUALITY ASSURANCE. Atrix shall Manufacture the Products in accordance with the Specifications. Atrix shall promptly notify CollaGenex in writing of any changes required by a Governmental Authority in the Specifications or Atrix's quality assurance procedures that would render Atrix unable to supply a Product and/or Professional Samples in accordance with the terms of this Agreement. The Parties agree to negotiate in good faith to develop and execute an appropriate action plan in such situation. Any additional costs or expenses shall be shared between the Parties in such proportion as is equal to each Party's relative fault in causing such change or changes to occur; provided, however, that if the Parties cannot reach an agreement in good faith as to the relative fault of each Party or if neither Party is at fault, such additional costs and expenses shall be born equally by the Parties.

      Section 8.03. ATRIX'S DUTIES. Atrix agrees to furnish to CollaGenex with every Shipment a written certificate of analysis and Certificate of Compliance that confirms conformity of each Product and the Professional Samples to the Specifications. In addition, Atrix shall:

            (a) provide CollaGenex with written sampling and testing procedures used by Atrix to assure that the Products and the Professional Samples conform to the Specifications;

            (b) retain a sample of each batch of Product and the Professional Samples for a period equal to the greater of (i) one year after the date of Manufacture of such batch of Product or Professional Samples or (ii) the period required by Applicable Laws. Upon CollaGenex's request, Atrix shall make such samples available for inspection to CollaGenex, or a Third Party selected by CollaGenex and reasonably acceptable to Atrix. The retained sample shall be sufficient in size to allow CollaGenex or such Third Party to perform tests to determine whether the Product and the Professional Samples meet the Specifications. Atrix shall store the retained Samples in accordance with the Specifications;

            (c) maintain records to ensure Atrix's ability to perform a complete lot history via lot tracing of the Product and the Professional Samples;

            (d) keep on file all manufacturing records and analytical results pertaining to the Manufacture of each batch of Product and the Professional Samples for a period expiring not earlier than one year after the expiration date of the last lot of the last batch of Product and the Professional Samples Manufactured and Shipped to CollaGenex. Atrix shall make such records available to CollaGenex upon request, however, Atrix shall be responsible for investigating any Manufacturing problems or defects;

            (e) consult on an ongoing basis with the Marketing Advisory Board on all aspects of the Manufacture of the Products and the Professional Samples, including the use of any subcontractors to perform part of the Manufacturing Process;

            (f) provide CollaGenex with notice within 48 hours of notification of any scheduled inspection by any Governmental Authority of Atrix's facilities, books or records, or of the facilities, books or records of any subcontractor being utilized by Atrix to perform any portion or all of the Manufacturing Process. Atrix shall inform such Governmental Authority that CollaGenex may desire to be present at such inspection; provided that CollaGenex's right to be present is subject to approval by such Governmental Authority and subject to CollaGenex being available at the time and date established by such Governmental Authority. Atrix shall use reasonable efforts to secure a time and date for such inspection that is reasonably acceptable to CollaGenex; provided, however, that Atrix alone shall have the right to make the final decision on all such matters; and

            (g) Atrix agrees not to change the Manufacturing Process, including components and raw materials, without first notifying CollaGenex.

      Section 8.04. FAILURE TO SUPPLY.

            (a) Atrix shall immediately notify CollaGenex if Atrix is unable to fill any order placed by CollaGenex pursuant to Section 9.07 and advise CollaGenex of the revised delivery date. CollaGenex shall then have the option of terminating the purchase order without obligation of payment or of accepting the revised delivery date. If Atrix is unable to cure such failure within [**] after such notice, Atrix may elect, in its sole discretion, to utilize its [**] to satisfy CollaGenex's supply requirements; provided, however, any consequent incremental costs which result by reason of Atrix's use of its [**]under this Section 8.04(a) [**]

            (b) Notwithstanding the foregoing, Atrix shall not be deemed to be unable to fill any order placed by CollaGenex as follows:

                  (i) if Atrix's inability to fill any order arises as a result of a [**] in CollaGenex's order over CollaGenex's immediately prior forecast. For example, if CollaGenex's forecast for [**] CollaGenex's forecast for [**]CollaGenex [**] Atrix would not be deemed [**] or [**]

                  (ii) in the event that Atrix must purchase additional
            equipment or construct a new facility in order to expand its capacity in order to meet purchase orders hereunder, Atrix will be deemed to have satisfied this Section 8.04(b)(ii) by placing a purchase order for such equipment or signing a contract for such construction within 60 days of Atrix's receipt of CollaGenex's purchase order showing firm quantities in excess of Atrix's capacity; provided that Atrix diligently pursues and completes within a reasonable time thereafter such purchase or construction.

            (c) Since the Parties agree that it would be difficult to correctly and adequately determine the damages which CollaGenex may suffer in the event Atrix fails to supply the Product and therefore it would not be possible for CollaGenex to obtain an adequate remedy, in the event Atrix fails to supply the Product to CollaGenex in accordance with the terms of this Agreement, such that CollaGenex is unable to supply the Product to its customers, then Atrix shall pay to CollaGenex the following amounts [**]:

            (i) [**] if Atrix fails to supply the Product for a period of [**] or less after the Product Due Date;

            (ii) an additional [**] if Atrix fails to supply the Product for a period exceeding [**] but less than or equal to [**] from the Product Due Date; and

            (iii) an additional [**] if Atrix fails to supply the Product for a period exceeding [**] from the Product Due Date.

      The above [**] are a [**]. In no event will the aggregate amounts payable to CollaGenex under this Section 8.04(c) exceed [**] CollaGenex acknowledges and agrees that the [**] set forth in this Section 8.04(c) constitute CollaGenex's [**] for Atrix's failure to supply the Products in accordance with the terms of this Agreement. The date on which Atrix shall be deemed to have recommenced supply of the Product to CollaGenex under this Section 8.04(c) shall be one day after the date CollaGenex or its agent receives a Shipment of Product.

      Section 8.05. ALLOCATION. If Atrix exercises its rights to co-market under
Article V and if Atrix is unable to supply all of the requirements for a Product, and quantities ordered by

CollaGenex in accordance with Section 9.07, then Atrix shall allocate the resources available to it so that CollaGenex receives at least its proportional share of available supplies as determined based on reasonable forecasts (taking into consideration past sales and sales performance against forecast) of CollaGenex and Atrix.

                                   ARTICLE IX

                                PURCHASE AND SALE

      Section 9.01. PURCHASE PRICE AND PAYMENT. Atrix shall sell, and CollaGenex shall purchase, each Product at the price set forth on the Fixed Price Schedule, which shall be subject to adjustment in accordance with Section 9.02 (the "Purchase Price"). Atrix shall invoice CollaGenex monthly for all Products and Professional Samples shipped by Atrix to CollaGenex and payment shall be due [**] 30 days from receipt of the invoice.

      Section 9.02. PURCHASE PRICE ADJUSTMENT.

      (a) Timing and Information Requirements. The Purchase Price for each Product shall be subject to adjustment (i) on [**] (the "Initial Adjustment Date"), (ii) during the following [**] on each [**] anniversary of the Initial Adjustment Date, and (iii) thereafter, on the [**] anniversary of the Initial Adjustment Date (each, including the Initial Adjustment Date, an "Adjustment Date"). On or prior to each Adjustment Date, CollaGenex shall provide to Atrix a supplement to the Royalty Statement otherwise then due (the "Supplemental Royalty Statement") setting forth the following information: (x) the aggregate [**] for that Evaluation Period and the [**] as a percentage of Net Sales (the "Service Cost Percentage") for that Evaluation Period; (y) for each Product, (A) the [**] and the net percentage change in the [**] for that Evaluation Period, and (B) the weighted average [**] for all Products and the net percentage change in the weighted average [**] for all Products for that Evaluation Period; and
(z) the [**] for that Evaluation Period.

      (b) When Adjustment is Required. Based on the Supplemental Royalty Statement, the Parties will adjust the Purchase Price on a Product-by-Product basis in accordance with the following provisions: (i) no adjustment shall be made unless the difference between the [**] for the preceding [**] Evaluation Period (or such shorter Evaluation Period in the case of the Initial Adjustment
Date) (as appropriately adjusted for any changes arising as a result of [**]being in effect during such Evaluation Period), minus the [**]results in a cumulative net change of plus or minus [**] (the "Variance"), and then only to the extent that either (A) the net percentage change in the weighted average [**] per Unit for all Products, and/or (B) the difference between the [**] at the beginning and end of that Evaluation Period, results in a net change of plus or minus [**] The Purchase Price shall be adjusted upward, if the Variance is a positive number, and downward, if the Variance is a negative number.

      (c) Amount of Adjustment. Any required adjustment: (i) shall only be made in the minimum amount necessary to delete any Variance at the end of the subsequent [**] Evaluation Period and not in a shorter period of time, (ii) shall be based on the assumption that the [**] and the weighted average [**]for all Products as of the end of the most recent [**] Evaluation Period shall remain in effect for the next [**] Evaluation Period, and (iii) shall in no event reduce the

Purchase Price for any Product below the Atrix Manufacturing Cost for such Product plus [**] The Parties shall share equally in any adjustment resulting from a change in the [**] (e.g., an adjustment of $0.50 instead of $1.00 to the Purchase Price).

      (d) Related Issues. After consultation with CollaGenex, Atrix shall determine the amount of the adjustment and the Products to which such Purchase Price adjustment shall be made. Any adjustment shall take effect with respect to all [**] made after the applicable [**] and the [**] shall automatically be revised to reflect the adjusted Purchase Price. No adjustment shall apply retroactively. If CollaGenex disagrees with any action or inaction taken by Atrix under this Section 9.02 such disagreement shall be resolved in accordance with Article XVII.

      Section 9.03. LABELING AND ARTWORK.

      (a) After execution of this Agreement, CollaGenex shall have the right to review and comment upon any labeling and proposed changes to the labeling of the Products and to participate in discussions with the Governmental Authorities concerning any labeling or proposed labeling change. Notwithstanding the above, Atrix shall make the final decision with regard to any labeling or labeling revisions.

      (b) Both Parties will approve all artwork developed for inclusion in the Product packaging, including carton labels, package inserts, etc., which approval will not be unreasonably withheld, conditioned or delayed by either Party. For the avoidance of doubt, Atrix will be solely responsible for the initial conversion of the current artwork to artwork bearing the CollaGenex name and trade dress, as applicable. The Parties acknowledge that other significant changes from currently approved packaging and labeling may require FDA approval prior to marketing. If CollaGenex wishes to institute changes in labeling artwork, after the Parties have agreed to and implemented the first labeling artwork bearing the CollaGenex name and information, both Parties will develop a mutually acceptable implementation schedule. The actual cost of implementing such change will be at CollaGenex's sole cost and expense, including any materials made obsolete by CollaGenex's changes to the artwork. Neither Party shall alter, change or in any way modify the artwork, which has previously been approved, for any reason, without prior written authorization from the other Party, which approval will not be unreasonably withheld, conditioned or delayed, and provided that such approved artwork shall conform to all Applicable Laws.

         Section 9.04. PURCHASE FORMS. Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

         Section 9.05. CONFIRMATION. Atrix shall confirm each purchase order within ten business days from the date of receipt of a purchase order and shall supply the Products within a maximum of 60 days from the date of acceptance of a purchase order, or later if so specified in the purchase order. Failure of Atrix to confirm any purchase order shall not relieve Atrix of its obligation to supply Products ordered by CollaGenex in conformity with this Agreement.

         Section 9.06. DELIVERY. Delivery terms for the Products and Professional Samples shall be FOB Atrix's manufacturing facility at Fort Collins, Colorado. Atrix shall ship the Products and Professional Samples in accordance with CollaGenex's purchase order form or as otherwise directed by CollaGenex in writing. Title to any Product or Professional Samples purchased by CollaGenex shall pass to CollaGenex or its agent upon the earlier of (a) a common carrier accepting possession or control of such Product or Professional Samples, as applicable, or (b) passage of such Product or Professional Samples, as applicable, from the loading dock of Atrix's facilities to CollaGenex or its agent. When delivered to a common carrier, the Products shall have an expiration date of no less than 18 months.

         Section 9.07. FORECASTS AND ORDERS.

         (a) On or prior to the Effective Date, CollaGenex will provide Atrix with a 12 month forecast of CollaGenex's requirements for each Product, on a Product-by-Product basis, including Professional Samples, as follows:

                  (i) During the first four calendar quarters following the First Commercial Sale of each Product, the forecasts shall be provided quarterly, no less than 45 days prior to the beginning of each quarter. Said requirements will be based on standard production planning parameters including sales forecasts, sales demand forecasts, promotional forecasts, inventory requirements, and the like. The first two quarters of the 12 month forecast will be stated in monthly requirements. The second two quarters of the 12 month forecast will be total requirement by stock keeping unit and will be stated as quarterly requirements. The first 3 months of the 12 month forecast will be firm orders to purchase. The second 3 months will be allowed to be flexed from the previous forecast by plus or minus [**] until fixed by the subsequent forecast; provided that the aggregate adjustment from the quantity set forth in the previous forecast for such 3 month period shall not exceed [**] during that 3 month period. For example, if CollaGenex's forecast for [**]was for [**] and its forecast for [**] was for [**] the maximum number of Units CollaGenex could order at the time [**] becomes fixed would be [**] The [**] of any [**] will be [**].

                  (ii) After the first four calendar quarters following the First Commercial Sale of a Product, CollaGenex will provide to Atrix a rolling 12 month forecast for each Product with the first 3 months of the rolling 12 month forecast a firm order to purchase. Each forecast under this subsection (ii) shall be provided monthly, no less than 20 days prior to the beginning of each month. All orders will be for full batch quantities.

                  (b) CollaGenex agrees to purchase a sufficient amount of each Product to enable CollaGenex to carry sufficient inventory to allow for fluctuations in sales demand so as to allow Atrix reasonable lead time to meet increased demand. All forecasts will be made by CollaGenex to Atrix in good faith based upon standard commercial parameters. From time to time after the Effective Date, the Parties shall consider whether, in light of market demand, manufacturing capacity, inventory levels and other pertinent factors, to revise the schedule for delivery of forecasts and, if appropriate, negotiate in good faith to revise such schedule.

         Section 9.08. PROFESSIONAL SAMPLES. Pursuant to the provisions of
Section 9.07, for so long as CollaGenex retains a license pursuant to Section
2.01 in the Territory, Atrix shall supply to CollaGenex Professional Samples in such amount as the Parties may mutually agree. For a period of [**] following the Effective Date, Atrix shall provide at [**] the Professional Samples to CollaGenex, up to a maximum amount of [**]during any [**] period and up to a maximum aggregate amount of [**] during such [**] period. Except as otherwise set forth in this Agreement, [**] Professional Samples to CollaGenex at [**] CollaGenex (a) shall only use the Professional Samples for marketing and promotional activities (e.g., as professional or trial samples to be left following Detail Calls, or in association with other marketing activities such as workshops, symposia or trade shows), (b) shall not sell the Professional Samples and (c) shall not use the Professional Samples other than for the primary intent of inducing future sales of ATRIDOX(R).

                                   ARTICLE X

                       WARRANTY, REJECTION AND INSPECTIONS

         Section 10.01. ATRIX WARRANTY. Atrix represents and warrants to CollaGenex that the Products and Professional Samples delivered pursuant to this Agreement (a) shall comply with the Specifications and conform to the certificate of analysis for such Product; (b) are not adulterated or misbranded under Applicable Laws; and (c) at the time of Manufacture and delivery to CollaGenex, will be free from any failure or defects.

         EXCEPT AS OTHERWISE SET FORTH HEREIN, ATRIX MAKES NO OTHER WARRANTIES OF ANY OTHER KIND, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PRODUCTS AND PROFESSIONAL SAMPLES FOR ANY PURPOSE, AND ATRIX EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS AND PROFESSIONAL SAMPLES, EITHER EXPRESSED OR IMPLIED.

         Section 10.02. REJECTION OF PRODUCT OR PROFESSIONAL SAMPLES FOR FAILURE TO CONFORM TO SPECIFICATIONS. Each Shipment shall be considered accepted by CollaGenex based on its reliance on the Certificate of Analysis and its appropriate physical inspection of the Product, subject to

CollaGenex's right to test or have a Third Party test any Shipment to determine conformity of the Shipment to the Specifications and/or Applicable Laws. If CollaGenex exercises such right, it shall promptly notify Atrix of its decision and shall have 45 days after the receipt of any Shipment to conduct such testing. If testing of such Shipment shows a failure of the Shipment to meet the Specifications and/or Applicable Laws, CollaGenex may return the entire Shipment, or any portion thereof, to Atrix at Atrix's expense within a reasonable time following the above described testing, provided that notice of non-conformity is received by Atrix from CollaGenex within 45 days of CollaGenex's receipt of said Shipment. CollaGenex shall have the right to request that Atrix provide to CollaGenex, within 30 days after such notice is received by it, Product or Professional Samples that meet the Specifications and Applicable Laws or to promptly provide CollaGenex with full credit for the Purchase Price paid by CollaGenex for the returned Product or Professional Samples. The cost of freight and handling to return or replace the Products or Professional Samples shall be at the expense of Atrix. If CollaGenex does not notify Atrix of the non-conformity of the Product or Professional Samples within 45 days of receipt of said Shipment, the Product or Professional Samples shall be deemed to meet the Specifications, the Packaging Specifications and Applicable Laws. Notwithstanding anything in this Agreement to the contrary, the Parties may agree to a return of the Product or Professional Samples or an adjustment in the Purchase Price in the event of any failure or defect in the Product or Professional Samples. Should there be a discrepancy between CollaGenex's test results and the results of testing performed by Atrix, such discrepancies shall be finally resolved by testing performed by an independent Third Party mutually agreed upon by CollaGenex and Atrix. The costs of such testing shall be borne by the Party against whom the discrepancy is resolved. In the event the Product or Professional Samples have been previously returned to Atrix and an independent Third Party determines that the Product or Professional Samples meet the Specifications, CollaGenex shall be responsible for all costs associated with the return.

         Section 10.03. COLLAGENEX INSPECTIONS. Atrix shall upon reasonable (but not less than ten days) prior written notice by CollaGenex and during normal business hours, allow CollaGenex to inspect and audit Atrix's facilities used to Manufacture the Products and the Professional Samples, no more than twice annually, to confirm that the Atrix's facilities and the equipment, personnel and operating and testing procedures used by Atrix in the Manufacture, testing, storage and distribution of the Products are in compliance with Applicable Laws and the Governmental Approvals; provided that such inspection does not interfere with Atrix's normal operations or cause Atrix to violate or be in breach of any confidentiality agreements with any Third Parties.

                                   ARTICLE XI

                              REGULATORY COMPLIANCE

         Section 11.01. MAINTENANCE OF MARKETING AUTHORIZATIONS. [**] will own all Marketing Authorizations in the Territory. [**] agrees, [**], to maintain the Marketing Authorizations including obtaining any variations or renewals thereof, including all fees and licenses, including user fees, related to the Manufacture of the Products by Atrix. Each Party agrees that neither it nor its Affiliates will do anything to adversely affect a Marketing Authorization.

         Section 11.02. ADVERSE DRUG EVENT REPORTING AND PHASE IV SURVEILLANCE.

         (a) Each Party, including its permitted sublicensees, shall advise the other Party, by telephone or facsimile, immediately but in no event later than the next business day after a Party, or its sublicensees, becomes aware of any potentially serious or unexpected adverse event (including adverse drug experiences, as defined in Applicable Laws) (an "ADE") involving the Products or the Professional Samples. Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any adverse reaction, stating the full facts known to such Party, including customer name, address, telephone number, batch, lot and serial numbers, and other information as required by Applicable Laws. For so long as CollaGenex has an exclusive license to market, promote and sell the Products the Territory for use in the Field, CollaGenex shall have full responsibility for data collection activities that occur between CollaGenex and the patient or medical professional, as appropriate, including any follow-up inquiries which CollaGenex deems necessary or appropriate. Atrix shall have responsibility for medical monitoring of, and final medical sign-off on, ADEs.

                  If Atrix exercises its right to co-market as set forth in
Article V, then upon the occurrence of an ADE the Parties shall promptly meet, in person or by telephone, as appropriate, to discuss and determine how to mutually handle and resolve any issues relating to or arising from any such ADE.

         (b) In the event either Party requires information regarding adverse drug events with respect to reports required to be filed by it to comply with Applicable Laws, including obligations to report ADEs to the Governmental Authorities, each Party agrees to provide such information to the other on a timely basis. For the avoidance of doubt, Atrix shall be responsible for all trend and ADE reporting to Governmental Authorities, and for the maintenance of the file of original ADE forms. CollaGenex shall have access on request to the worldwide Atrix database of ADEs related to the Products.

         (c) Subject to Atrix's exercise of its Co-Marketing rights under
Article V, the Parties agree to follow CollaGenex's standard operating procedure for reporting and identifying adverse drug reactions (the "SOP") a copy of which is attached hereto as Exhibit F. In the event the SOP is modified or amended during the Term, CollaGenex shall provide Atrix with copies of any such modification or amendment to the SOP for Atrix's prior approval, which will not be unreasonably withheld, conditioned or delayed, at least five business days prior to such amendment taking effect. CollaGenex shall designate a qualified person under Applicable Laws to be responsible for ADE reporting in the Territory. In order to facilitate the development of the customer response procedures for the Products, Atrix shall supply to CollaGenex: (i) all professional and patient materials used for responding to professional and consumer inquirers (including but not limited to procedural, standard response letters, literature search findings and references used in the evaluation, documentation and communication with healthcare professionals and consumers),
(ii) NDA summaries and general technical reports relevant to the processing and response to customer inquiries, (iii) the historical electronic database of professional and consumer inquiries and responses for the last 12 months (iv) a copy of the responses to each inquiry and (v) an historical electronic database of Adverse Events, provided in each such case Atrix has Control of such information.

         (d) If the report of an ADE causes a Governmental Authority to request labeling revision as a result of an ADE or that a Phase IV surveillance program be conducted, then the

Parties shall promptly enter into discussions and shall mutually agree on all of the material terms and conditions of such labeling revision or Phase IV surveillance program; provided, however the costs of such labeling revision or Phase IV surveillance program shall be borne 100% by Atrix. Atrix shall make all final decisions with regard to any labeling revisions and the development, design and implementation of such Phase IV study. CollaGenex agrees that should Applicable Laws require that any such interim data and results from such Phase IV surveillance programs be prepared in written form, CollaGenex shall comply with such requirements and provide all such information in writing to Atrix and the Governmental Authorities in accordance with Applicable Laws. CollaGenex further agrees that Atrix shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing or any other filing or requirement Atrix is required to undertake with respect to the Products.

         Section 11.03. PHASE IV STUDIES. In the event a Governmental Authority requires Atrix to conduct a Phase IV study, Atrix shall develop, design and implement such Phase IV study and the costs shall be borne 100% by Atrix. CollaGenex shall pay 100% of the costs of any Phase IV study conducted solely for marketing purposes; provided, however, that Atrix shall supply to CollaGenex up to [**] to conduct a Phase IV seeding study, [**](other than shipping costs) to CollaGenex. In exchange for providing [**] to be used in such Phase IV seeding study, Atrix shall have the rights to use the results of such Phase IV seeding study outside of the Territory. Upon completion of such Phase IV seeding study, CollaGenex shall provide Atrix with a detailed list of the number of [**] used by CollaGenex in such Phase IV seeding study in the next Royalty Statement. If CollaGenex used its existing inventory of [**] to conduct such Phase IV seeding study [**] CollaGenex may offset the cost to CollaGenex for [**] excluding shipping and handling costs, from future payments to Atrix. The costs of any Phase IV study conducted solely for marketing purposes shall be included in CollaGenex's aggregate A&S expenditures for purposes of Section 14.04.

         Section 11.04. ASSISTANCE. Each Party shall provide reasonable assistance to the other at the other's request, in connection with their obligations pursuant to this Article XI, subject to reimbursement of all of its out-of-pocket costs by the requesting Party.

         Section 11.05. COMPLIANCE. CollaGenex shall be responsible for compliance with Applicable Laws and the Government Approvals relating to the possession, promotion, marketing, sale, advertising and distribution of the Products and Units and distribution of the Professional Samples, as applicable, including (a) obtaining all necessary permits, licenses and any other requirements relating to the sale and distribution of the Products and Professional Samples, (b) arranging for the warehousing and distribution of the Products, which warehousing facility and distributor shall be reasonably satisfactory to Atrix, and (c) all billing and collection activities with respect to the Products. Atrix shall be responsible for compliance with Applicable Laws and Government Approvals relating to the Manufacture, design and production of the Products, Units and the Professional Samples, as applicable, and with cGMP relating to the Manufacture and testing of the Products and the Professional Samples, as applicable. CollaGenex and Atrix shall comply with all Applicable Laws within the Territory as set forth in this Agreement, including the provision of information by CollaGenex and Atrix to each other necessary for Atrix and CollaGenex to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, the FDA, or other applicable Governmental Authorities, which relate to or

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
may impact the Product or the Manufacture of the Product or the sales and marketing of the Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by the FDA or other Governmental Authorities.

                                  ARTICLE XII.

                             PATENTS AND TRADEMARKS

         Section 12.01. MAINTENANCE OF PATENTS OR MARKS. Atrix shall, at Atrix's expense, maintain and protect the Atrix Patent Rights and the Atrix Marks in the Territory for so long as CollaGenex markets the Products or has provided a marketing plan and forecast for Product requirements; provided however, that upon written request by Atrix, CollaGenex shall, at no cost or expense to CollaGenex, provide such assistance as may be necessary to enable Atrix to comply with the administrative formalities necessary to maintain any Atrix Patent Rights or the Atrix Marks.

         Section 12.02. COOPERATION. CollaGenex shall, at no cost or expense to CollaGenex, make available to Atrix or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable Atrix to file, prosecute and maintain patent applications for a period of time sufficient for Atrix to obtain the assistance it needs from such personnel.

         Section 12.03. ATRIX TO PROSECUTE INFRINGEMENT. During the Term, each Party shall give prompt notice to the other of any Third Party act which may infringe the Atrix Patent Rights and shall cooperate with each other to terminate such infringement without litigation. Atrix shall, at its sole expense, prosecute the judicial or administrative proceedings against such Third Party infringement. CollaGenex shall provide such assistance and cooperation to Atrix as may be necessary to successfully prosecute any action against Third Party infringement at Atrix's expense and may deduct the expenses thereof from any amounts payable to Atrix under this Agreement.

         In the event Atrix fails to institute proceedings and terminate any Third Party infringement of the Atrix Patent Rights, CollaGenex may take such action as it deems appropriate, including without limitation, the filing of a lawsuit against such Third Party. In such event Atrix will provide such assistance and cooperation to CollaGenex as may be necessary, at CollaGenex's expense, and CollaGenex may deduct all costs and expenses of such actions against any amount payable to Atrix under this Agreement and retain all amounts awarded in such action. CollaGenex may settle any such claim so long as the terms of such settlement do not impair Atrix's rights hereunder or Atrix's rights in the Atrix Technology.

         Section 12.04. INFRINGEMENT CLAIMED BY THIRD PARTIES. In the event a Third Party commences, or threatens to commence, a judicial or administrative proceeding against a Party to this Agreement and such proceeding claims that the Atrix Technology or the Atrix Marks infringes such Third Party's intellectual property rights, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party. Atrix shall, at its sole expense, defend such claims or proceedings and CollaGenex shall provide such assistance and cooperation to Atrix as may be necessary to successfully defend any such claim or proceeding at Atrix's expense. Atrix may settle any such claim so long as the terms of such settlement do not impair CollaGenex's rights hereunder, or increase the costs to CollaGenex hereunder. Notwithstanding the above, if such claim or proceeding relates to or arises from the actions, activities or omissions of CollaGenex other than the use by CollaGenex of the Atrix Technology or the Atrix Marks, then CollaGenex shall defend such claims or proceedings, at CollaGenex's sole expense, and CollaGenex shall indemnify Atrix for any liabilities, costs and expenses, including, without limitation, attorneys' fees, incurred with respect to such claim or proceeding.

                                  ARTICLE XIII

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 13.01. CORPORATE POWER. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

         Section 13.02. DUE AUTHORIZATION. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         Section 13.03. BINDING OBLIGATION. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

         Section 13.04. OWNERSHIP OF ATRIX PATENT RIGHTS. As of the Effective Date, Atrix represents and warrants that (a) it has all right, title and interest in and to the Atrix Patent Rights and the Atrix Marks necessary to grant CollaGenex the licenses hereunder; (b) except for those rights granted to Block under the Eighth Amendment and except with respect to CollaGenex, it has not granted any license under the Atrix Patent Rights or the Atrix Marks for any Product in the Territory for use in the Field to any Third Party and is under no obligation to grant any such license; (c) except for the security interest granted to Block in the Atrix Marks under the Eighth Amendment and such other rights of Block thereunder, there are no outstanding liens, encumbrances, agreements or understanding of any kind, either written, oral or implied, regarding either the Atrix Patent Rights or the Atrix Marks which are inconsistent or in conflict with this Agreement; and [**] Atrix, [**] Atrix [**]
(ii) that Block shall sell to Atrix all unsold Product held by Block as of October 31, 2001.

         Section 13.05. PATENT PROCEEDINGS. Atrix represents and warrants that
(a) no patent application within the Atrix Patent Rights is the subject of any pending interference, opposition, cancellation or other protest proceeding, and
(b) to the best of its knowledge, the Atrix Technology does not infringe the intellectual property rights of any Third Party.

         Section 13.06. ADVERSE PROPERTIES. Atrix represents and warrants that it knows of no adverse effects or other properties that may raise objections from the FDA or other health registration authorities or may affect the use, effectiveness or merchantability of the Products.

         Section 13.07. PRESERVATION OF NAME AND REPUTATION. During the Term, each of the Parties shall endeavor to preserve the good name and reputation of the other Party and shall conduct itself in a manner as to maintain the good name and reputation of the other Party.

         Section 13.08. DEBARMENT. During the term, neither of the Parties shall utilize any employee, representative, agent, assistant or associate who has been debarred pursuant to the Act in connection with any of the activities to be carried out under this Agreement.

         Section 13.09. LIMITATION ON WARRANTIES. Except as expressly set forth in this Agreement, nothing herein shall be construed as a representation or warranty by Atrix to CollaGenex that the Atrix Technology is not infringed by any Third Party, or that the practice of such rights does not infringe any published intellectual property rights of any Third Party. Neither Party makes any warranties, express or implied, concerning the success or commercial utility of the Products.

         Section 13.10. LIMITATION OF LIABILITY. EXCEPT FOR WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

                                  ARTICLE XIV.

                        COVENANTS OF COLLAGENEX AND ATRIX

         Section 14.01. COVENANT NOT TO LAUNCH COMPETITIVE PRODUCT.

                  (a) CollaGenex hereby covenants and shall cause its Affiliates to agree not to develop, in-license, market, sell, distribute or have marketed, have sold or have distributed any Competitive Product in the Territory during the Term without the prior written approval of Atrix, such approval not to be unreasonably withheld. Notwithstanding the foregoing, if CollaGenex or any Affiliate acquires an entity or all or substantially all of the assets of an entity and such entity distributes or such assets include a Competitive Product, CollaGenex or such Affiliate shall have 120 days in which to divest itself of such Competitive Product or to otherwise cease distribution of such Competitive Product, and CollaGenex shall not be in breach of this
         Section 14.01 if it or the Affiliate, as the case may be, so divests or ceases distribution within such 120 day period;

                  (b) All of the covenants in this Section 14.01 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of CollaGenex, its designee or its Affiliates against Atrix, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Atrix of such covenants; and

                  (c) CollaGenex and Atrix hereby agree that the covenants set forth in this Section 14.01 are a material and substantial part of the transactions contemplated by this Agreement.

         Section 14.02. LIMITATION TO THE TERRITORY.

                  (a) CollaGenex hereby covenants that it will not, without the prior written authorization of Atrix: (i) promote or actively solicit sale of the Products or advertise the Products, outside of the Territory; (ii) contact any of Atrix's suppliers or vendors of the Products or components relating to the Products (except as required by law); (iii) contact the Governmental Authorities or other entity about the Products, except as required by Applicable Laws or as may be necessary or appropriate to carry out its obligations hereunder; (iv) knowingly sell or distribute for resale the Products purchased hereunder to a Third Party who intends to sell outside of the Territory; and (v) prior to October 31, 2001, market, promote, advertise, distribute, commercialize or sell the Products to the customers set forth on the Block customer list provided to CollaGenex by Atrix.

                  (b) to the extent allowed by Applicable Laws, and except with respect to Atrix's exercise of its Co-Marketing rights under Section 5.01, Atrix hereby covenants that any agreement under which it licenses the Products to a Third Party shall contain provisions that prohibit such Third Party from directly or indirectly selling or otherwise distributing the Products in the Territory.

         Section 14.03. MARKETING AND INSTRUCTIONAL MATERIALS. Atrix shall cooperate with CollaGenex in the creation of instructional materials for the customers of CollaGenex to enable the customers of CollaGenex to use the Products correctly. Atrix also agrees to assist CollaGenex in the training of its Dental Detail Force. In addition, on the Effective Date, Atrix shall transfer to CollaGenex all marketing, promotional and advertising materials ("Marketing Materials") for the Products in Atrix's control. The copyright for all materials developed by CollaGenex shall be owned exclusively by CollaGenex; however, Atrix shall retain the exclusive copyright to all Marketing Materials transferred to CollaGenex. Upon (a) termination of this Agreement, (b) breach or default by CollaGenex under this Agreement or (c) in the event, pursuant to the terms of this Agreement, Atrix has the right to Manufacture and sell the Products to persons other than CollaGenex, then to the extent required, CollaGenex hereby grants to Atrix a perpetual, royalty-free license to such copyrighted materials in order that Atrix may use the substance of such materials (other than any tradename, trademark or similar device) for use in instructional materials accompanying the Products. In addition, CollaGenex grants Atrix a perpetual, royalty free license under such copyrighted materials in order that Atrix may use such materials in all other countries outside the Territory. Atrix grants CollaGenex a non-exclusive royalty free license to use the Marketing Materials transferred to CollaGenex by Atrix under this Section
14.03 in the Territory during the Term

         Section 14.04. A&S SPENDING LEVELS. CollaGenex's aggregate direct A&S spending level in the Territory for the fiscal year beginning January 1, 2002, for all Products shall be no less than $2,000,000, which amount shall include CollaGenex's retention of additional representatives for its Dental Detail Force specifically for the Products. From the Effective Date through December 31, 2001, CollaGenex shall attend all major relevant industry recognized dental trade shows, immediately commence detailing the Products to Atrix's and CollaGenex's existing customers and make such other A&S expenditures as mutually agreed to by the Parties. For each fiscal year commencing on and after January 1, 2003, CollaGenex's aggregate A&S spending level in the Territory shall:

                  (a) for [**]be the lesser of 30% of CollaGenex's Contribution Margin for [**] in the Territory or $4,000,000.00.

                  (b) for the [**] Products, be the lesser of 30% of CollaGenex's Contribution Margin for the [**] Products in the Territory or $2,000,000.00.

                  (c) Atrix shall have the right to review CollaGenex's plan for A&S spending levels prior to the implementation thereof; provided, however that final approval and implementation of such plan shall be CollaGenex's responsibility.

         Section 14.05. VARIANCES. In the event A&S expenses in the immediately preceding year are less than the minimum required A&S requirements for that year, CollaGenex shall make up the difference by adding the amount of the shortfall to the minimum A&S requirements for the [**] and shall satisfy the revised minimum aggregate A&S expenditure amount in the [**].

         Section 14.06. CASH ALTERNATIVES. In the event CollaGenex determines it is advisable to spend less than the A&S commitment as set forth in Section 14.04, CollaGenex will notify Atrix of the proposed underspending whereupon Atrix shall have the option of causing CollaGenex to spend the required amount or receive from CollaGenex in cash [**] of the amount proposed to be underspent.

         Section 14.07. MINIMUM SIZE OF DETAIL FORCE. On the Effective Date and at all times during the first 24 months of the Term, CollaGenex shall have and maintain a Dental Detail Force consisting of no less than 90 fulltime Dental Consultants calling on Dentists in the Continental United States.

         Section 14.08. DETAIL CALLS.

                  (a) [**] will be the subject of [**].

                  (b) [**]will be the subject of [**].

                  (c) Thereafter, CollaGenex will make [**] Detail Calls in the Continental United States. The Parties agree to renegotiate in good faith the number of Dental Consultants and Detail Calls then required if adverse market conditions for the Products make the current numbers not commercially viable.

         Section 14.09. ACCESS TO BOOKS AND RECORDS. CollaGenex shall permit Atrix, at Atrix's expense and during normal business hours, to exercise the inspection rights granted to Atrix by CollaGenex under Section 3.04.

         Section 14.10. MARKETING EXPENSES. CollaGenex covenants and agrees that, except as otherwise specified in this Agreement, CollaGenex shall be solely responsible for the cost and implementation of all marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Products and the distribution of the Professional Samples.

         Section 14.11. PROTECTION OF THE MARKS. The Parties covenant and agree that neither Party nor their Affiliates shall publish, employ nor cooperate in the publication of, any misleading or deceptive advertising material with regard to the Parties, or the Atrix Marks or CollaGenex's trademarks for the Products.

         Section 14.12. DISTRIBUTION SYSTEM. CollaGenex shall enter into an arrangement with a Third Party, reasonably acceptable to Atrix, to warehouse and distribute the Product on or prior to October 1, 2001.

         Section 14.13. FURTHER ACTIONS. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (i) the Securities Exchange Act of 1934, as amended and the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable federal or state securities laws and (ii) any other Applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party's counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Without limiting the generality of the foregoing, each Party shall take or omit to take such action as the other Party shall reasonably request to cause the Parties to obtain any material Governmental Approvals and/or the expiration of applicable waiting periods, provided that the foregoing shall not obligate either Party to take or to omit to take any action (including, without limitation, the expenditure of funds or any holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses) as in the good faith opinion of such Party, would cause a material adverse effect on a Party.

         Section 14.14. EQUITABLE RELIEF. The Parties understand and agree that because of the difficulty of measuring economic losses to the non-breaching Party as a result of a breach of the covenants set forth in this Article XIV, and because of the immediate and irreparable damage that may be caused to the non-breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non-breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This
Article XIV shall not limit any other legal or equitable remedies that the non-breaching Party may have against the breaching Party for violation of the covenants set forth in this Article XIV. The Parties agree that the non-breaching Party shall have the right to seek relief for any violation or threatened violation of this Article XIV by the breaching Party from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of this Article XIV. This Article XIV shall apply with equal force to the breaching Party's Affiliates.

                                   ARTICLE XV

                                 PRODUCT RECALL

         Section 15.01. PRODUCT RECALLS OR WITHDRAWAL. If at any time or from time to time any Governmental Authority in the Territory requests a Party to recall a Product or if a voluntary recall of a Product is contemplated by either Party (collectively, a "Recall"), then the Party to whom such request is made or the Party contemplating such Recall, as the case may be, shall immediately notify the other Party. Neither Party shall carry out a voluntary Recall in the Territory without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed by either Party. Any Recall in the Territory shall be carried out by CollaGenex in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties. CollaGenex shall in all events be responsible for conducting any Recall in the Territory, market withdrawals or corrections with respect to the Products in the Territory. CollaGenex shall maintain records of all sales and distribution of Product and customers sufficient to adequately administer a Recall, market withdrawal or correction for the period required by Applicable Law.

         Section 15.02. RECALL COSTS. CollaGenex shall be responsible for conducting any Recall in the Territory and the cost and expense of a Recall shall be allocated as follows:

                  (a) if such Recall is a voluntary Recall or shall be due to tampering or other cause, other than a manufacturer's defect, but not due to the negligence or misconduct of the Parties, or the breach by a Party of its warranties or obligations hereunder, then CollaGenex and Atrix shall each bear 50% of the costs and expenses incurred by CollaGenex in connection with such Recall, including, without limitation, all product credits and returns, freight and shipping costs and product disposal expenses. In such event, Atrix agrees to pay CollaGenex within ten days after its receipt from CollaGenex of any invoice(s) assessing Atrix its 50% share of these said costs, as listed above;

                  (b) if such Recall shall be due to manufacturer's defect or the negligence or the breach by Atrix of its warranties or obligations hereunder or the misconduct of Atrix, all such costs and expenses shall be borne and paid solely by Atrix and Atrix will reimburse CollaGenex for any such costs and expenses paid by CollaGenex within ten (10) days of receipt of an invoice for such costs and expenses from CollaGenex, and if not so paid CollaGenex shall have the right to offset such amounts against amounts otherwise due by CollaGenex to Atrix hereunder; and

                  (c) if such Recall is due to the negligence or the breach by CollaGenex of its warranties or obligations hereunder or the misconduct of CollaGenex, all such costs and expenses shall be borne and paid solely by CollaGenex and CollaGenex will reimburse Atrix for any such costs and expenses paid by Atrix within 30 days of receipt of an invoice and appropriate documentation for such costs and expenses from Atrix.

         Section 15.03. NOTIFICATION OF COMPLAINTS. Each Party agrees that throughout the Term, and with respect to all Products or Professional Samples supplied or purchased under this Agreement, after the termination of this Agreement, it will (a) notify the other Party immediately of all available information concerning any complaint, Product defect reports, and similar notices received by either Party with respect to the Products or Professional Samples, whether or not determined to be attributable to the Products or Professional Samples and (b) with respect to an ADE, comply with the provisions of Section 11.02. CollaGenex, in consultation with Atrix, shall define and implement regulatory compliance procedures, including, without limitation, action plans and an SOP for Product defect reporting and will handle all Product complaints in the Territory. In connection with any such Product complaint Atrix shall cooperate as reasonably requested by CollaGenex including performing any testing and follow-up investigations mutually agreed upon by the Parties, within a commercially reasonable time frame.

         Section 15.04. NOTIFICATION OF THREATENED ACTION. Throughout the duration of this Agreement and with respect to all Products or Professional Samples supplied or purchased under this Agreement, after the termination of this Agreement, each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Governmental Authority which may affect the safety or efficacy claims of a Product or Professional Samples or the continued marketing of a Product or distribution of the Professional Samples. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

                                  ARTICLE XVI

                          INDEMNIFICATION AND INSURANCE

         Section 16.01. COLLAGENEX INDEMNIFIED BY ATRIX. Atrix shall indemnify and hold CollaGenex harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys' fees) (any or all of the foregoing herein referred to as "Loss") insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Effective Date, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by Atrix in this Agreement; (b) the Manufacture of any Product or Professional Sample that is identifiable as having been Manufactured by or on behalf of Atrix; (c) any claims that a Product (as a result of the use of the Atrix Technology therein) or its Manufacture (as a result of the use of Atrix Technology therein), use or sale infringes the patent, trademark or proprietary right of a Third Party.

         Section 16.02. ATRIX INDEMNIFIED BY COLLAGENEX. CollaGenex shall indemnify and hold harmless Atrix from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date, whether existing or occurring prior to, on or subsequent to the date hereof, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by CollaGenex in this Agreement; (b) CollaGenex's use of the Marketing Authorizations in the marketing, sale, distribution or promotion of the Products or the Professional Samples; (c) CollaGenex's marketing, sale, distribution or promotion of the Products or the Professional Samples (except if such Loss arises as a result of matters described in Section 16.01); (d) the use of CollaGenex's name and trademark in the packaging and labeling of the Products or Professional Samples and in the marketing, sale, distribution or promotion of the Products or Professional Samples where it is alleged that such name or trademark infringes the proprietary rights of a Third Party.

         Section 16.03. PROMPT NOTICE REQUIRED. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the (the "Indemnitee") to the persons against whom indemnification may be sought (the "Indemnitor") as soon as reasonably practicable after such Indemnitee becomes aware of such claim; provided that the failure to notify the Indemnitor shall not relieve it from any liability which it may have to the Indemnitee otherwise than under this Article XVI. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than 60 days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

         Section 16.04. INDEMNITOR MAY SETTLE. The Indemnitor shall at its expense, have the right to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

         Section 16.05. INSURANCE. Each Party shall, at its sole cost and expense, obtain and keep in force comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage limits of $5,000,000 per occurrence and $10,000,000 in the aggregate, including contractual liability and product liability coverage. Upon execution of this Agreement, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party's insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least 30 days prior written notice to the other Party of any cancellation, termination or reduction of such insurance coverage.

                                  ARTICLE XVII

                               DISPUTE RESOLUTION

         Section 17.01. DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the Term, which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XVII if and when a dispute arises under this Agreement.

         Unless otherwise specifically recited in this Agreement, disputes among the Parties will be resolved as recited in this Article XVII. Any disputes relating to the Collaboration hereunder shall be first referred to the Marketing Advisory Board by either Party at any time after such dispute has arisen, and such Party believes that there has been sufficient discussion of the matter at the current level. If the Marketing Advisory Board is unable to resolve such a dispute within 15 days of being requested by a Party to resolve the dispute or the Marketing Advisory Board is unable to resolve a dispute among its members, the matter shall be presented to the chief executive officers of Atrix and CollaGenex, or their respective designees, for resolution. In the event that the chief executive officers of Atrix and CollaGenex, or their respective designees, cannot resolve the dispute within ten days of being requested by a Party to resolve a dispute, either Party may, by written notice to the other, invoke the provisions of Section 17.02.

         Section 17.02. MEDIATION. If a dispute under this Agreement is not resolved in accordance with Section 17.01, the Parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The Parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association, if they have been unable to agree to upon such appointment within ten days from the conclusion of the negotiation period (as provided in this Agreement). The Parties agree to participate in good faith in the mediation and the negotiations related thereto for a period of 30 days. The costs of the mediation, including fees and expenses, shall be borne equally by the Parties.

         Section 17.03. TRIAL WITHOUT JURY. If the Parties fail to resolve the dispute through negotiation and mediation in accordance with Sections 17.01 or 17.02, each Party shall have the right to pursue any of the remedies legally available to resolve the dispute; provided, however, that the Parties expressly waive any right to a jury trial in any legal proceedings under this Section XVII.

         Section 17.04. PERFORMANCE TO CONTINUE. Each Party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or related to this Agreement; provided, however, that a Party may suspend performance of its obligations during any period in which the other Party fails or refuses to perform its obligations.

         Section 17.05. PROVISIONAL REMEDIES. Although the procedures specified in this Article XVII are the sole and exclusive procedures for the resolution of disputes arising out of or related to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief, if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

         Section 17.06. DETERMINATION OF PATENTS AND OTHER INTELLECTUAL PROPERTY. Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to a Party's patents shall be submitted exclusively to federal court.

                                 ARTICLE XVIII

                                 CONFIDENTIALITY

         Section 18.01. CONFIDENTIALITY. During the Term and for a period of [**] thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates and its employees, agents, consultants and other representatives ("Representatives") to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it and its Affiliates and Representatives do not disclose or make any unauthorized use of the other Party's Confidential Information. Each Party shall be responsible for any breach of this Agreement by its Representatives. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

         Section 18.02. PUBLICITY REVIEW. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of press releases issued by each of the Parties to be agreed upon on or before the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, the Parties will jointly discuss and agree, based on the principles of this Section 18.02, on any statement to the public regarding this Agreement or any aspect of this Agreement, and the results of clinical studies conducted hereunder, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. When a Party elects to make any such statement it will give the other Party at least three days notice to review and comment on such statement. In the event of a public disclosure required by law prior to the end of such three day period, the Party required to make such disclosure, if it legally may, shall give the other Party at least two business days to review and comment on such disclosure. If a Party was not legally able to give notice under the previous sentence, it will furnish the other Party with a copy of its disclosure as soon as practicable after the making thereof. The Parties acknowledge the importance of supporting each other's efforts to publicly disclose results and significant developments regarding the Products. The principles to be observed by Atrix and CollaGenex in such public disclosures will be: accuracy, the requirements for confidentiality under Section 18.01, compliance with FDA regulations and other FDA guidance documents, the advantage a competitor of Atrix or CollaGenex may gain from any public statements under this Section 18.02, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to Atrix and CollaGenex. The terms of this Agreement may also be disclosed to: (a) government agencies where required by law, including filings required to be made by law with the United States Securities and Exchange Commission ("SEC"), national securities exchanges or the Nasdaq Stock Market, (b) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, or (c) lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party, so long as such disclosure in (b) and (c) above is made under a binder of confidentiality at least as restrictive as the confidentiality provisions in Section 18.01, so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement (including in any disclosure required by law or the SEC) or deleted upon the request of the other Party, and so long as the disclosing Party gives reasonable advance notice of the disclosure under the circumstances requiring the disclosure.

                                  ARTICLE XIX

                                  MISCELLANEOUS

         Section 19.01. NO-SOLICITATION. Neither Party nor its Affiliates (collectively, the "Initiating Group") shall, directly or through its representatives, solicit for employment any officer, director, employee or consultant of the other Party or its subsidiaries or controlled affiliates (collectively, the "Other Group") with whom the Initiating Group has had contact in connection with, or who otherwise participates in, the transactions contemplated by this Agreement. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group at least 90 days prior to commencement of employment discussions between such person and the Initiating Group or its representatives. "Solicitation" shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

         Section 19.02. COMMERCIALLY REASONABLE EFFORTS. Each Party shall use commercially reasonable and diligent efforts to perform its responsibilities under this Agreement. As used herein, the term "commercially reasonable and diligent efforts" means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the Parties.

         Section 19.03. NO RIGHT TO USE NAMES. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Atrix,"

"CollaGenex" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

         Section 19.04. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram or recognized overnight delivery service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:

         If to CollaGenex:     Senior Vice President, Commercial Development
                               CollaGenex Pharmaceuticals, Inc.
                               41 University Drive
                               Newtown, Pennsylvania 18940
                               Facsimile: (215) 579-7388
                               Telephone: (215) 579-8577

         With a copy to:       Hale and Dorr LLP
                               650 College Road East
                               Princeton, New Jersey 08540
                               Facsimile: (609) 750-7700
                               Telephone: (609) 750-7600
                               Attention: David J. Sorin, Esq.

         If to Atrix:          Senior Vice President, Corporate Development
                               Atrix Laboratories, Inc.
                               2579 Midpoint Drive
                               Fort Collins, Colorado 80525-4417
                               Facsimile: (970) 482-9735
                               Telephone: (970)-482-5868

         With a copy to:       Morrison & Foerster LLP
                               370 Seventeenth Street, Suite 5200
                               Denver, Colorado 80202
                               Facsimile: (303) 592-1510
                               Telephone: (303) 592-1500
                               Attention: Warren L. Troupe, Esq.

         Notice so given shall be deemed given and received (i) if by mail on the fourth day after posting; (ii) by cable, telegram, telex or personal delivery on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (iii) if by overnight delivery courier, on the next business day following the day such notice is delivered to the courier service.

         Section 19.05. SEVERABILITY. Whenever possible, each clause, subclause, provision or condition of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause, subclause, provision or condition of this Agreement should be prohibited or invalid under applicable law, such clause, subclause, provision or condition shall be considered separate and severable from this Agreement to the extent of such prohibition or invalidity without invalidating the remaining clauses, subclauses, provisions and conditions of this Agreement.

         Section 19.06. ENTIRE AGREEMENT/MERGER. This Agreement sets forth the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings of the Parties hereto in connection with the subject matter hereof. All discussions between the Parties have been merged into this Agreement, and neither Party shall be bound by any definition, condition, understanding, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the Party to be bound thereby.

         Section 19.07. AMENDMENT. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the Parties hereto by their duly authorized representatives.

         Section 19.08. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument. This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission shall be deemed a valid signature.

         Section 19.09. NO WAIVER OF RIGHTS. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision, or condition of this Agreement.

         Section 19.10. FORCE MAJEURE. Neither Party shall be liable hereunder to the other Party nor shall be in breach for failure to deliver, provided failure to deliver is no greater than the delay in time caused by circumstances beyond control for either Party, including acts of God, fires, floods, riots, wars, civil disturbances, sabotage, accidents, labor disputes, shortages, government actions (including priorities, requisitions, allocations and price adjustment restrictions) and inability to obtain material, equipment, labor or transportation (collectively, "Force Majeure").

         Section 19.11. FURTHER ASSURANCES. The Parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

         Section 19.12. ASSIGNMENT AND SUB-LICENSE. Neither this Agreement nor any of the rights, interests, options or obligations hereunder may be assigned, sublicensed or delegated by either of the Parties without the prior written consent of the other Party, provided, however, that either CollaGenex or Atrix may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business pertaining to this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement or that Party may assign or sublicense any and all of its rights, interests, options, and delegate all obligations hereunder, to any Affiliate of such Party (and such Affiliate may further assign or sublicense this Agreement to such Party or any other Affiliate of such Party) without the consent of the other Party. In the event of an assignment or sublicense to an Affiliate, the assigning Party shall guarantee the performance of such assignee or sub-licensee. The assignment or sublicense to an Affiliate shall not operate to discharge the assignor or sub-licensor from any obligation under this Agreement. Any assignment which contravenes this Section 19.12 shall be void ab initio.

         Section 19.13. EXPENSES. The Parties hereto shall each bear their own costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

         Section 19.14. BINDING EFFECT. This Agreement, and all of the terms, provisions and conditions hereof, shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

         Section 19.15. GOVERNING LAW. This Agreement shall be construed and interpreted accordance with the laws of the State of Delaware.

         Section 19.16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained herein, or in any schedule hereto, shall be considered a representation, warranty or covenant of the Party making such statement. All representations, warranties, covenants contained herein, or in any schedule hereto, shall survive the closing of this transaction.

         Section 19.17. NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

         Section 19.18. INDEPENDENT CONTRACTORS. The status of the Parties under this Agreement shall be that of independent contractor. No Party shall have the right to enter into any agreements on behalf of the other Party nor shall it represent to any Person that it has such right or authority.

         IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.


                                    COLLAGENEX PHARMACEUTICALS, INC.


                                    By: /s/  Brian M. Gallagher
                                        ---------------------------------------
                                        Brian M. Gallagher, Ph.D., Chairman and
                                        Chief Executive Officer




                                    ATRIX LABORATORIES, INC.


                                    By: /s/ David R. Bethune
                                        ---------------------------------------
                                        David R. Bethune, Chairman and Chief
                                        Executive Officer

                                    EXHIBIT A

                               ATRIX PATENT RIGHTS



    [**]             [**]                                               [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]                                                 [**]

[**]           [**]

[**]           [**]

                                    EXHIBIT B

                        FORM OF CERTIFICATE OF COMPLIANCE


Issue Date: ___________________________


                            CERTIFICATE OF COMPLIANCE

FOR
   -----------------------------------------------------------------------------

CUSTOMER
        ------------------------------------------------------------------------
         LOT NUMBER
                   -------------------------------------------------------------

FILL DATE                                  PREP/EX DATE
         ----------------------------------            -------------------------

DOSAGE
      --------------------------------------------------------------------------

QUANTITY OF RELEASABLE VIALS
                            ----------------------------------------------------


The batch production record for this product has been reviewed for accuracy, completeness, and compliance with established written standard procedures and in accordance with cGMP requirements. Any deviations/abnormal occurrences from the aforementioned requirements have been appropriately documented, reviewed, and approved.


Reviewed By:
         Batch Record Auditor

Date:
     --------------------------------------------

Approved By:
            -------------------------------------
         Acting Supervisor Manager, Documentation

Date:
     --------------------------------------------

cc: All Customers

                                    EXHIBIT C

                                 SPECIFICATIONS



        [**]

                                    EXHIBIT D

                             FORM OF STOCK PURCHASE



          [STOCK PURCHASE AGREEMENT FILED SEPARATELY AS EXHIBIT 10.__]

                                    EXHIBIT E

                                   ATRIX MARKS

                  TRADEMARK ROSTER (01) (GROUPED BY TRADEMARK)

ATRIDOX

COUNTRY            CLASSES     APP. #       APP. DT        REG. #     REG. DATE     REGISTERED. OWNER          CURRENT STATUS
-------            -------     ------       -------        ------     ---------     -----------------          --------------
Canada                         850,064      07/07/1997     530,394    21/07/2000    Block Drug Corporation*    Registered
United States      5           75080259     28/03/1996     2219251    19/01/1999    Block Drug Corporation*    Registered

ATRISORB

COUNTRY            CLASSES     APP. #       APP. DT        REG. #     REG. DATE     Registered. Owner          CURRENT STATUS
-------            -------     ------       -------        ------     ---------     -----------------          --------------
Canada                         824,209      25/09/1996     511,768    12/05/1999    Block Drug Corporation*    Registered
United States      10          75081223      29/03/1996    2135253    10/02/1998    Block Drug Corporation*    Registered
United States      5           74102606      02/10/1990    1912165    15/08/1995    Block Drug Corporation*    Sec. 8/15 Accepted


-------------------
* On the Effective Date, Block will transfer and assign to Atrix all of its right, title and interest in these trademarks. Atrix will then file the appropriate assignment form with United States Patent and Trademark office making Atrix the registered owner of these trademarks.

                                    EXHIBIT F

                   COLLAGENEX'S STANDARD OPERATING PROCEDURES



                    INFORMATION TO BE PROVIDED BY COLLAGENEX.

                                    EXHIBIT G

                          PRODUCT FIXED PRICE SCHEDULE


[**]                                          [**]
                        [**]                                          [**]

[**]                    [**]



                                      G-1